Exhibit 10.1

Credit Agreement

dated as of November 1, 2011

among

Arden Group, Inc.,

as Borrower,

The Subsidiaries of Borrower from Time to Time Party Hereto,

as Subsidiary Guarantors

and

Wells Fargo Bank, National Association,

as Bank

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Letter of Credit Agreement

Schedule 1-A	Existing Letters of Credit
Schedule 1-B	Permitted Liens
Schedule 3.4	Litigation
Schedule 3.11	Environmental Matters
Schedule 3.12	Subsidiaries
Schedule 3.17	Labor Relations

-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of November 1, 2011 by and among ARDEN GROUP, INC., a Delaware corporation (“Borrower”), each of the Subsidiaries of Borrower party hereto as Subsidiary Guarantors and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
DEFINED TERMS

As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” means the American Arbitration Association.

“Agreement” means this Credit Agreement, as amended, modified and/or supplemented from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Person” means Borrower, any Subsidiary Guarantor and any officer, director, member, manager, employee or agent of either Borrower or any Subsidiary Guarantor.

“Applicable Margin” means, from time to time, with respect to any portion of the outstanding principal balance of any Note bearing interest at the Base Rate or at LIBOR, as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption “Base Rate Spread” or “LIBOR Spread” as the case may be, based upon the Leverage Ratio set forth in the most recent Compliance Certificate received by Bank pursuant to Section 5.3 of this Agreement:

Tier	Leverage Ratio	LIBOR Spread	Base Rate Spread
1	Greater than or equal to 2.00 to 1.00	137.50	-25.00
2	Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	112.50	-50.00
3	Less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	87.50	-75.00
4	Less than 1.00 to 1.00	62.50	-100.00

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first day of the Fiscal Month immediately following the Fiscal Month in which Borrower is required to deliver a Compliance Certificate in accordance with Section 5.3 of this Agreement (each such date, a “calculation date”); provided that, if any Compliance Certificate required to be delivered in accordance with Section 5.3 for any given period is not delivered to Bank on or before the related calculation date and such non-compliance is not cured within one (1) Business Day after notice from Bank, then Tier 1 shall apply, effective on the related calculation date until the day after such Compliance Certificate is actually received by Bank.  Notwithstanding anything in the foregoing to the contrary, in the event Borrower or Bank determines, in good faith, that the calculation of the Leverage Ratio on which any Applicable Margin for any particular period was determined is inaccurate and as a consequence thereof any Applicable Margin as determined based thereon was lower than it would have been had the Leverage Ratio been calculated accurately, then (a) Borrower shall promptly (but in any event within two Business Days after Borrower discovers such inaccuracy or is otherwise notified by Bank of such inaccuracy) deliver to Bank a corrected Compliance Certificate and accompanying financial statements for such period (and if such Compliance Certificate and accompanying financial statements are not accurately restated and delivered within ten days after the first discovery of such inaccuracy by Borrower or such notice, as the case may be, then Tier 1 shall apply retroactively for such period until such time as the corrected Compliance Certificate and accompanying financial statements are delivered and, from and after the delivery of such corrected Compliance Certificate and accompanying financial statements to Bank the corrected Applicable Margin shall apply for such period), (b) Bank shall determine and notify Borrower of the amount of interest that would have been due in respect of any outstanding principal balance during such period had the Applicable Margin been determined based on an accurate Leverage Ratio (or, to the extent applicable, Tier 1 if such corrected Compliance Certificate and accompanying financial statements were not timely delivered as provided herein) and (c) Borrower shall promptly pay to Bank the difference, if any, between that amount and the amount actually paid in respect of such period.  The foregoing shall in no way limit the rights of Bank to impose the Default Rate or to exercise any other remedy available at law or as provided hereunder or under any of the other Loan Documents.  Notwithstanding anything to the contrary contained herein, from and after the Closing Date until the first date on which Borrower is required to deliver a Compliance Certificate in accordance with Section 5.3 of this Agreement, Tier 4 shall apply.

“Bank” has the meaning set forth in the introductory paragraph to this Agreement.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively:  (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (a) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (b) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate as reported on the Reuters Screen LIBOR01 Page (or any successor) or any other recognized service selected by Bank (including Bloomberg and Thomson Financial).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Business Day” means any day except a Saturday or Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Change of Control” means, any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of thirty-five percent (35%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest); provided that a change in ownership as a result of death, disability or estate planning purposes shall not be taken into account.

“Closing Date” means November 1, 2011.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.

“Consolidated Current Assets” means, as of any date of determination, the total assets of Borrower and the Subsidiary Guarantors on a consolidated basis which may be properly classified as current assets in accordance with GAAP.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of Borrower and  the Subsidiary Guarantors which may properly be classified as current liabilities in accordance with GAAP, including all amounts outstanding under the Line of Credit.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Current Assets to (b) Consolidated Current Liabilities.

“Consolidated EBITDA” means, as of the last day of any fiscal quarter for the period consisting of the four Fiscal Quarters ending on such date, for Borrower and the Subsidiary Guarantors on a consolidated basis, the sum of (without duplication): (i) net income before tax; plus (ii) interest expense (net of capitalized interest expense); plus (iii) depreciation expense; plus (iv) amortization expense; plus or minus (as applicable) (v) any non-cash stock appreciation rights expense or income included in arriving at net income.

“Consolidated Funded Debt” means, as of any date of determination, for Borrower and the Subsidiary Guarantors on a consolidated basis, the sum of (without duplication):  (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but excluding any obligations of Borrower or any Subsidiary Guarantor owing to Borrower or any Subsidiary Guarantor, as applicable; plus (b) all purchase money debt; plus (c) all direct obligations arising under any drawn or undrawn letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); plus (e) all guarantees with respect to outstanding Debt of the types specified in clauses (a) through (d) of this definition of Persons other than Borrower or any Subsidiary thereof.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:  (a) the sum for such period of (without duplication): (i) Consolidated Total Liabilities; minus (ii) any indebtedness that is subordinated to all obligations of Borrower to Bank pursuant to a subordination agreement acceptable to Bank in its sole and absolute discretion; plus (iii) all direct obligations arising under any drawn or undrawn letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; to (b) Consolidated Tangible Net Worth.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication):  (a) stockholders’ equity (or its equivalent); plus (b) any indebtedness that is subordinated to all obligations of Borrower to Bank pursuant to a subordination agreement acceptable to Bank in its sole and absolute discretion; minus (c) treasury stock (or its equivalent); minus (d) all intangible assets, including goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles.

“Consolidated Total Liabilities” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a consolidated balance sheet of Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such Person possesses, directly or indirectly, the power to vote thirty-five percent (35.0%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

“Default” means a condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the environment or health and safety statutes related to the same, and any rules or regulations adopted pursuant thereto, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time and those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Existing Guaranteed Obligations” has the meaning set forth in Section 8.6(j) hereof.

“Existing Letters of Credit” means the letters of credit identified on Schedule 1-A.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

“Fiscal Month” means a period of four (4) or five (5) weeks in any Fiscal Year with the first Fiscal Month commencing the Sunday immediately following the Saturday closest to December 31 of each year and continuing for four (4) or five (5) weeks thereafter up to and including the Saturday closest to the next succeeding December 31; provided however, that every third Fiscal Month shall be a Fiscal Month of five (5) weeks and all other Fiscal Months shall be a Fiscal Month of four (4) weeks; provided further that in any Fiscal Year consisting of fifty-three (53) weeks, the final Fiscal Month of such Fiscal Year shall consist of six (6) weeks.

“Fiscal Quarter” means each period of three (3) consecutive Fiscal Months commencing the Sunday immediately following the Saturday closest to December 31.  For the avoidance of doubt, each Fiscal Month shall only be included in one (1) Fiscal Quarter.

“Fiscal Year” means the fifty-two (52) or fifty-three (53) week period commencing the Sunday immediately following the Saturday closest to December 31 and continuing up to and including the Saturday closest to the next succeeding December 31.

“Fixed Rate Term” means a period commencing on a Business Day and continuing for one, two, three or six months, as designated by Borrower, during which all or a portion of the outstanding principal balance under this Agreement bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00) and in additional increments of One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.  At no time shall there be more than eight (8) Fixed Rate Terms outstanding.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles or standards as may be approved by a significant segment of the accounting profession in the United States, that are in effect and applicable to the circumstances and/or Persons to which such generally accepted accounting principles relate as of the date of determination, consistently applied and used consistently with the prior practices of such Persons (which Persons include Borrower and each Subsidiary Guarantor for all purposes of this Agreement).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 8.6(a) hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 8.3(b) hereof.

“Joinder Agreement” means an agreement entered into by a Subsidiary of Borrower following the date hereof to join in the guaranty set forth in Section 8.6, in substantially the form of Exhibit B hereto or any other form approved by Bank.

“Letter of Credit” has the meaning set forth in Section 2.1(b) hereof.

“Letter of Credit Agreement” means each application and agreement relating to a Letter of Credit that Bank may require in connection with any request for the issuance of a Letter of Credit, which Letter of Credit Agreement shall be generally consistent with the terms of the form of Letter of Credit Agreement attached hereto as Exhibit C.

“Leverage Ratio” means, as of the last day of any fiscal quarter for the period consisting of the four fiscal quarters ending on such date, the ratio of: (a) Consolidated Funded Debt to (b) Consolidated EBITDA.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo Bank for expected changes in such reserve percentage during the applicable term of this Agreement.

“Line of Credit” has the meaning set forth in Section 2.1(a) hereof.

“Line of Credit Maturity Date” means June 1, 2014.

“Line of Credit Note” has the meaning set forth in Section 2.1(a) hereof.

“Loan Documents” means this Agreement, each Letter of Credit Agreement, the Line of Credit Note, any Letter of Credit and each contract, instrument and other document required under this Agreement or at any time hereafter delivered to Bank in connection herewith or therewith.

“Material Adverse Effect” means any of the following:  (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations or properties of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower and the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon:  (i) the legality, validity, binding effect or enforceability of any Loan Document to which Borrower or any Subsidiary Guarantor is a party against either:  (A) Borrower; or (B) Borrower and the Subsidiary Guarantors taken as a whole; or (ii) the rights and remedies of Bank under or in respect of any Loan Document.

“Organizational Documents” means:  (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Permitted Liens” means (i) liens granted pursuant to the Loan Documents, (ii) liens listed on Schedule 1-B hereto, (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are maintained by Borrower or any Subsidiary, (iv) liens of materialmen, mechanics, warehousemen, carriers or employees or other similar liens arising by operation of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the collateral or risk the loss or forfeiture thereof, (v) liens on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account, but only to the extent that such liens secure obligations for fees or charges related to such account and specifically not to the extent that such liens secure obligations for borrowed money, (vi) liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of like nature incurred in the ordinary course of business, other than any such liens which secure obligations for borrowed money, (vii) liens existing on equipment, computers or software acquired by Borrower or a Subsidiary at the time of such Person’s acquisition thereof (provided that such lien is confined solely to the property so acquired or the proceeds thereof), (viii) liens arising from judgments, decrees or attachments not constituting an Event of Default, (ix) restrictions and other minor encumbrances on real property which do not individually or in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof and (x) customary rights of any lessor, lessee or sublessee with respect to leased property arising under any lease entered into in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means an employee pension benefit plan (as defined in ERISA).

“Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

“Rules” has the meaning set forth in Section 8.13(b) hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” has the meaning set forth in Section 8.6(a) hereof.

“Subsidiary Guarantor Subordinated Debt” has the meaning set forth in Section 8.6(i) hereof.

“Subsidiary Guarantor Subordinated Debt Payments” has the meaning set forth in Section 8.6(i) hereof.

“Third Party Obligor” means each Subsidiary Guarantor or any general partner or joint venturer in Borrower or any Subsidiary Guarantor if a partnership or joint venture.

“United States” and “U.S.” mean the United States of America.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (ii) references to this Agreement include any and all Exhibits and Schedules hereto; (iii) references to words such as “herein,” “hereof” and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (iv) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement; (v) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; (vi) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person; and (vii) the Recitals hereto, including terms defined therein, are incorporated hereby by reference and acknowledged to be true, correct and accurate by the parties hereto.

ARTICLE II
CREDIT TERMS

Section 2.1	Line of Credit.

(a)  Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Line of Credit Maturity Date, not to exceed at any time the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a revolving line of credit note dated as of November 1, 2011 (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)  Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an Affiliate (so long as such Affiliate is reasonably acceptable to the applicable beneficiary) to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively and together with the Existing Letters of Credit, “Letters of Credit”); provided that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty-Five Million Dollars ($25,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion; provided that, at Borrower’s request but subject to Bank’s reasonable discretion, any of the Letters of Credit shall provide for automatic renewal upon expiration unless Bank has notified the beneficiary of non-renewal at least thirty (30) days prior to expiration.  The Bank shall consider requests for changes in form and substance by Borrower or prospective beneficiaries.  Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided further however, that no Letter of Credit shall have an expiration date beyond the Line of Credit Maturity Date.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)    Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d)    Liabilities of Borrower if Line of Credit is Terminated or Cancelled.  If, at the time of termination or cancellation of the Line of Credit, any contingent liabilities of Borrower in connection with any Letter of Credit remain outstanding under this Agreement or any of the other Loan Documents, Borrower shall either (i) deliver and pledge to Bank, cash collateral in an amount equal to not less than one hundred percent (100%) of and as security for such contingent obligations (which such cash collateral shall consist solely of U.S. Dollars deposited in a deposit account over which Bank has a perfected security interest), or (ii) cause to be issued in favor of Bank, a standby letter of credit in form and substance acceptable to Bank by a financial institution acceptable to Bank in an amount equal to not less than one hundred percent (100%) of such contingent obligations.  All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall require, all in form and substance satisfactory to Bank in its sole discretion.

Section 2.2	Interest/Fees.

(a)      Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid, to the date such amount is fully repaid by Borrower at the rate of interest set forth in the Line of Credit Note.  For purposes of this Agreement, the “outstanding principal balance” shall not include the undrawn balances of any Letter of Credit.

(b)Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)Letter of Credit Fees.  Borrower shall pay to Bank the following fees, each of which shall be non-refundable (except as stated in the last sentence of this clause (c)): (i) fees upon the issuance of each Letter of Credit equal to three-quarters of one percent (0.75%) per annum of the face amount thereof or a minimum of Five Hundred Dollars ($500.00), and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges (which fees and charges shall be listed on a schedule of fees and charges provided to Borrower from time to time) then in effect for such activity.  Said fees shall be pro-rated (and any excess fees shall be returned to Borrower) upon early termination or cancellation of the applicable Letter of Credit.

(d)No Compensating Balances.  Neither Borrower nor any Subsidiary Guarantor shall be required to have or carry any compensating balances.

Section 2.3	Collection of Payments.

Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4124303967 with Bank, or any other deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 2.4	Guaranties.

The payment and performance of all indebtedness and other obligations of Borrower to Bank under this Agreement, the Line of Credit, each Letter of Credit and each of the other Loan Documents shall be guaranteed jointly and severally by each of the Subsidiary Guarantors, as evidenced by and subject to the terms of this Agreement and each Joinder Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

As of the date hereof and as of each date required pursuant to Section 4.2, Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower and each Subsidiary Guarantor to Bank subject to this Agreement.

Section 3.1	Legal Status.

Borrower and each Subsidiary Guarantor is a corporation, partnership or limited liability company, as applicable, duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, partnership or limited liability company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.

Section 3.2	Authorization and Validity.

This Agreement and each Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of Borrower and each Subsidiary Guarantor party thereto, or the party which executes the same, enforceable in accordance with their respective terms.

Section 3.3	No Violation.

The execution, delivery and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of any such Person’s Organizational Documents, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound.

Section 3.4	Litigation.

Except as disclosed on Schedule 3.4 attached hereto and updated, with Bank’s consent, by Borrower from time to time, there are no pending, or to the best of Borrower’s and each Subsidiary Guarantor’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could have a Material Adverse Effect on the financial condition or operation of Borrower or any Subsidiary Guarantor.

Section 3.5	Correctness of Financial Statement.

The annual consolidated financial statement of Borrower dated January 1, 2011, and all interim financial statements delivered to Bank since such date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and each Subsidiary Guarantor, (b) disclose all liabilities of Borrower and each Subsidiary Guarantor that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied.  Since the dates of such financial statements there has been no change in the financial condition of Borrower or any Subsidiary Guarantor which could have a Material Adverse Effect on any of them, nor has Borrower or any Subsidiary Guarantor mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.  The projections delivered pursuant to Section 5.3(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments.

Section 3.6	Income Tax Returns.

Neither Borrower nor any Subsidiary Guarantor has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

Section 3.7	No Subordination.

There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower’s or any Subsidiary Guarantor’s obligations subject to this Agreement to any other obligation of Borrower or any Subsidiary Guarantor.

Section 3.8	Permits, Franchises.

Borrower and each Subsidiary Guarantor possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct in all material respects the business in which it is now engaged in compliance with applicable law.

Section 3.9	ERISA.

Borrower and each Subsidiary Guarantor are in compliance in all material respects with all applicable provisions of ERISA; no material violation of any provision of any Plan maintained by Borrower or any Subsidiary Guarantor has occurred; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary Guarantor; Borrower and each Subsidiary Guarantor has met its respective minimum funding requirements under ERISA with respect to each Plan, if applicable; and each Plan initiated by Borrower or any Subsidiary Guarantor will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

Section 3.10	Other Obligations.

Neither Borrower nor any Subsidiary Guarantor is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

Section 3.11	Environmental Matters.

Borrower and each Subsidiary Guarantor is in compliance in all material respects with all applicable Environmental Laws.  Except as disclosed on Schedule 3.11 attached hereto and updated, with Bank’s consent, by Borrower from time to time, none of the operations of Borrower or any Subsidiary Guarantor is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any Hazardous Materials into the environment.  Except as disclosed on Schedule 3.11 attached hereto and updated, with Bank’s consent, by Borrower from time to time, neither Borrower nor any Subsidiary Guarantor has any material contingent liability in connection with any release of any Hazardous Materials into the environment.

Section 3.12	Subsidiaries.

None of Borrower or any Subsidiary Guarantor owns any stock, equity or other ownership interest in any Person other than the Subsidiaries set forth on Schedule 3.12 attached hereto and updated, with Bank’s consent, by Borrower from time to time.

Section 3.13	Truth, Accuracy of Information.

To the best of Borrower’s and each Subsidiary Guarantor’s knowledge, no statement of financial or other information furnished by Borrower or any Subsidiary Guarantor to Bank in connection with this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of all of the circumstances existing on the date the statement was made, including such circumstances or other factual information previously furnished by Borrower or any Subsidiary Guarantor to Bank.

Section 3.14	Solvency.

Borrower and each Subsidiary Guarantor, taken individually, is solvent, able to pay its debts generally as such debts mature, and has capital sufficient to carry on its businesses and all businesses in which it is about to engage.  The saleable value of Borrower’s and each Subsidiary Guarantor’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of Borrower’s or such Subsidiary Guarantor’s total obligations.  None of Borrower or any Subsidiary Guarantor will be rendered insolvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

Section 3.15	Title to Properties.

Borrower and each Subsidiary Guarantor have good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the properties of Borrower and each Subsidiary Guarantor thereof are subject to no liens other than Permitted Liens.

Section 3.16	Insurance.

The properties of Borrower and each Subsidiary Guarantor are insured with financially sound and reputable insurance companies that are not Affiliates of Borrower or any Subsidiary Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary Guarantor operates.

Section 3.17	Labor Relations.

There are no strikes, lockouts or other material labor disputes against Borrower or any Subsidiary Guarantor, or to Borrower’s knowledge, threatened against or affecting Borrower or any Subsidiary Guarantor, and no significant unfair labor practice complaint is pending against Borrower or any Subsidiary Guarantor or, to the knowledge of Borrower, threatened against any of them before any Governmental Authority.  Except as set forth on Schedule 3.17 attached hereto and updated, with Bank’s consent, by Borrower from time to time:  (a) neither Borrower nor any Subsidiary Guarantor is a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Borrower, no union organizing activities are taking place.

Section 3.18	Mutual Benefit.

The funds that have been and are to be borrowed from Bank by Borrower have been and are to be contemporaneously paid to or used for the benefit of the Borrower and/or the Subsidiary Guarantors.  It is the position, intent and expectation of the parties that each of Borrower and each Subsidiary Guarantor has derived and will continue to derive significant, substantial and direct benefits from the accommodations that have been made by Bank under the Loan Documents and that the Borrower and each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code) and more than sufficient consideration to support the indebtedness, obligations, liens and security interests created under the Loan Documents and all repayments or other transfers made or to be made to Bank.  To the extent, if any, that funds are transferred by the Borrower or any Subsidiary Guarantor to Borrower or any other Subsidiary Guarantor, as the case may be, which such recipient intends to be used to repay Bank, it is the position, intent and expectation of the parties that:  (a) such funds shall in fact be used to contemporaneously repay Bank; (b) to the maximum extent permitted by law, these transfers constitute contemporaneous exchanges for value given to the transferor and, therefore, shall qualify for the protection and benefits of Section 547(c) of the Bankruptcy Code; and (c) in any event, Bank, as the immediate transferee of such funds, shall take them in “good faith” and without “knowledge of the voidability of the transfer” as between Borrower and such Subsidiary Guarantor or as between Subsidiary Guarantors, as the case may be, if any, as those phrases are used in Section 550(b) of the Bankruptcy Code.

To the extent that any payment or collateral proceeds received by Bank is subsequently avoided or otherwise required to be paid over to any other person or entity, then the obligation or indebtedness which had been paid, reduced or satisfied by such payment or receipt of collateral proceeds shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

ARTICLE IV
CONDITIONS

Section 4.1	Conditions of Initial Extension of Credit.

The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction, or waiver by the Bank in writing, of all of the following conditions:

(a)Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement, the Line of Credit Note, a Letter of Credit Agreement and any authorizations or loan disbursement requests necessary to fund any portion of the Line of Credit on the Closing Date.

(ii)
Corporate or limited liability company resolutions and incumbency certificates from or on behalf of Borrower and each Subsidiary Guarantor certified as of the date hereof by the Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iii)
A true and correct copy of Borrower’s and each Subsidiary Guarantor’s Organizational Documents, certified as of a recent date by the Secretary of State of such Person’s jurisdiction of incorporation, organization or formation, as applicable, and certified as of the date hereof to be a true and correct copy thereof by a Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iv)
A good standing and/or tax good standing certificate for Borrower and each Subsidiary Guarantor from each such Person’s jurisdiction of organization and each other jurisdiction reasonably requested by Bank as of a recent date, and, if requested by Bank, a bring-down certificate by facsimile dated on or about the Closing Date.

(v)	All guaranties and other documentation from Borrower, each Subsidiary Guarantor and each other Person required by Bank.

(vi)	A legal opinion from counsel to Borrower and the Subsidiary Guarantors in form and substance satisfactory to Bank.

(vii)	Such other documents as Bank may require under any other Section of this Agreement.

(c)Financial Condition.  There shall have been no change having a Material Adverse Effect, as determined by Bank, in the financial condition or business of Borrower or any Subsidiary Guarantor, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Subsidiary Guarantor.

(d)Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all of Borrower’s and each Subsidiary Guarantor’s property, in form, substance, amounts and covering risks with responsible insurance companies as are customarily carried by businesses with similar properties in Borrower’s line of business.

(e)Diligence.  Bank shall have completed its review of all diligence items requested by Bank, including, without limitation, receipt of completed background, credit, litigation and reference checks on the key officers of Borrower, each with results satisfactory to Bank in its sole discretion.

Section 4.2	Conditions of Each Extension of Credit.

The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing.

(b)Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower and each Subsidiary Guarantor covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower and each Subsidiary Guarantor subject hereto, Borrower and each Subsidiary Guarantor shall, unless Bank otherwise consents in writing:

Section 5.1	Punctual Payments.

Pay when due all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto pursuant to the terms of the Loan Documents.

Section 5.2	Accounting Records.

Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

Section 5.3	Financial Statements.

Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)  not later than ninety (90) days after and as of the end of each Fiscal Year of Borrower, copies of each Form 10-K report filed by Borrower, audited by an independent certified public accountant reasonably acceptable to Bank (it being understood that Moss Adams LLP is reasonably acceptable to Bank), filed by Borrower with the United States Securities and Exchange Commission or any successor agency (the “SEC”) and a Compliance Certificate executed by a senior financial officer of Borrower;

(b)  not later than forty-five (45) days after and as of the end of each Fiscal Quarter of Borrower, copies of each Form 10-Q report filed by Borrower with the SEC and a Compliance Certificate executed by a senior financial officer of Borrower;

(c)  at the same time that they are delivered to Borrower’s board of directors or June 30 of each year, whichever is earlier, projected consolidated balance sheets and income statements for each quarter of such year for Borrower, representing Borrower’s good faith projections and certified by the chief financial officer of Borrower as being Borrower’s good faith projections and identical to the projections to be used by Borrower for internal planning purposes; and

(d)  from time to time such other information as Bank may reasonably request.

Section 5.4	Compliance.

Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or such Subsidiary Guarantor is organized and/or which govern Borrower’s or such Subsidiary Guarantor’s continued existence and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower or such Subsidiary Guarantor and/or such Person’s business, non-compliance with which could have a Material Adverse Effect.

Section 5.5	Insurance.

Maintain and keep in force, for each business in which Borrower and each Subsidiary Guarantor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank.  Deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.  Bank acknowledges that Borrower’s and Subsidiary Guarantors’ insurance coverage as of the Closing Date is in compliance with the requirements of this Section 5.5.

Section 5.6	Facilities.

Keep all properties useful or necessary to Borrower’s and each Subsidiary Guarantor’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be reasonably fully and efficiently preserved and maintained.

Section 5.7	Taxes and Other Liabilities.

Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or such Subsidiary Guarantor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Subsidiary Guarantor has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary Guarantor is obligated to make such payment.

Section 5.8	Litigation.

Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary Guarantor with a claim in excess of Five Hundred Thousand Dollars ($500,000.00) or any series of claims in excess of One Million Dollars ($1,000,000.00) in the aggregate; provided that such notice requirement shall not require Borrower or any Subsidiary Guarantor to disclose any information required to be kept confidential pursuant to applicable law, rule, regulation or order.

Section 5.9	Financial Condition.

Maintain Borrower’s consolidated financial condition as follows using GAAP (except to the extent modified by the definitions herein).  In addition, any changes in GAAP related to the accounting and classification of operating and capital leases that go into effect after the effective date of this Agreement shall not be taken into account for purposes of the calculation in clauses (a) through (d) below.

(a)At all times, Consolidated Leverage Ratio not greater than 1.75 to 1.00.

(b)At all times, Consolidated Tangible Net Worth of not less than Thirty-Five Million Dollars ($35,000,000).

(c)At all times, Consolidated Current Ratio of not less than 1.00 to 1.00.

(d)Pre-tax profit of not less than $1.00, determined on a quarterly basis as of each Fiscal Quarter end.

Section 5.10	Notice to Bank.

Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter or, with respect to events described in Section 5.10(c) no more than ten (10) days after Borrower’s management has received notice thereof) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary Guarantor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation (without obtaining replacement coverage within 30 days prior to the date of such termination or cancellation) of any insurance policy which Borrower or any Subsidiary Guarantor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary Guarantor’s property in excess of Five Hundred Thousand Dollars ($500,000.00) on a per claim basis or One Million Dollars ($1,000,000.00) in the aggregate.

Section 5.11	Joinder Agreement.

Borrower shall at all times cause each Subsidiary to be a Subsidiary Guarantor.  Further, Borrower shall cause each Person that becomes a Subsidiary after the Closing Date to execute and deliver a Joinder Agreement and/or any and all other agreements, documents or opinions reasonably requested by Bank to cause such Person to be a Subsidiary Guarantor under this Agreement within ten (10) Business Days after such Person becomes a Subsidiary.

Section 5.12	Further Assurances.

From time to time hereafter, Borrower will execute and deliver such additional instruments, certificates or documents, and will take all such actions as Bank may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the Loan Documents or for the purpose of more fully perfecting or renewing the rights of Bank with respect to the rights, properties or assets subject to such documents (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Borrower which may be deemed to be a part thereof), including, without limitation filing, registering and recording such other documents and instruments and take such further action as may be reasonably necessary to effect the provisions of this Agreement, and the other Loan Documents.  Borrower shall pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, the Loan Documents and such instruments of further assurance.  Upon the exercise by Bank of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority or instrumentality, Borrower will execute and deliver all necessary applications, certifications, instruments and other documents and papers that Bank may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

ARTICLE VI
NEGATIVE COVENANTS

Borrower and each Subsidiary Guarantor further covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower and each Subsidiary Guarantor will not without Bank’s prior written consent:

Section 6.1	Use of Funds.

Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

Section 6.2	Other Indebtedness.

Create, incur, assume or permit to exist (other than among Borrower and any Subsidiary Guarantor) any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or any Subsidiary Guarantor to Bank, (b) purchase money indebtedness but only so long as such purchase money indebtedness is secured solely by the assets financed with the proceeds of such purchase money indebtedness and which, when aggregated with any indebtedness permitted pursuant to Section 6.2(c), shall not at any time exceed Ten Million Dollars ($10,000,000.00), and (c) indebtedness but only so long as such indebtedness is secured solely by the real property of Borrower or any Subsidiary Guarantor and which, when aggregated with any purchase money indebtedness permitted pursuant to Section 6.2(b), shall not at any time exceed Ten Million Dollars ($10,000,000.00).

Section 6.3	Merger, Consolidation, Transfer of Assets.

Merge into or consolidate with any other entity except in the case of any merger or consolidation of any Subsidiary Guarantor into or with any other Subsidiary Guarantor or with or into Borrower so long as Borrower remains the surviving entity in any such merger or consolidation; make any substantial change in the nature of Borrower’s or any Subsidiary Guarantor’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity if the aggregate value of all such assets acquired pursuant to this clause exceeds Ten Million Dollars ($10,000,000.00) during the term of this Agreement; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Subsidiary Guarantor’s assets except in the ordinary course of its business without Bank’s prior written consent.

Section 6.4	Guaranties.

Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary Guarantor as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

Section 6.5	Loans, Advances, Investments.

Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and additional loans, advances or investments after the Closing Date in an aggregate amount not to exceed at any time Ten Million Dollars ($10,000,000.00).  Notwithstanding anything to the contrary contained herein, Borrower shall be permitted to make investments in money market funds, mutual funds, marketable securities, certificates of deposit, United States treasury bills or notes and commercial paper in accordance with Borrower’s investment policy, a copy of which has been provided to Bank.

Section 6.6	Pledge of Assets.

Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary Guarantor’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank, (b) in connection with the incurrence of purchase money indebtedness permitted under Section 6.2(b), any of the foregoing on the assets financed by such purchase money indebtedness in favor of the party providing such purchase money indebtedness and (c) in connection with the incurrence of indebtedness permitted under Section 6.2(c), any of the foregoing on the real property of Borrower or any Subsidiary Guarantor.

Section 6.7	Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of Borrower, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Subsidiary Guarantor as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Subsidiary Guarantor.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.1	Event of Default.

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)   Borrower or any Subsidiary Guarantor shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)   Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any Subsidiary Guarantor, or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)   Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; provided that if Borrower has diligently commenced to cure such default but such default cannot reasonably be cured within such twenty (20) day period, the time period for such cure shall be reasonably extended within Bank’s sole discretion.

(d)   Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Third Party Obligor has incurred any debt or other liability to any person or entity, including Bank, and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; provided that if Borrower has diligently commenced to cure such default but such default cannot reasonably be cured within such twenty (20) day period, the time period for such cure shall be reasonably extended within Bank’s sole discretion; provided, further that if the contract, instrument or document under which the default or event of default occurs does not provide for a cure period, or provides for a cure period of less than twenty (20) days, then either no cure period or such shorter cure period shall be applicable to an event of default under this Section 7.1(d).

(e)   Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)   The filing of a notice of judgment lien in an amount in excess of $500,000 or a series of notices of judgment liens in an amount in excess of $1,000,000 in the aggregate, against Borrower or any Third Party Obligor which lien or liens are not satisfied or stayed within thirty (30) days; or the recording of any abstract of judgment in an amount in excess of $500,000 or a series of abstracts of judgment in an amount in excess of $1,000,000 in the aggregate against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property which judgment or judgments are not satisfied or stayed within thirty (30) days; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor in an amount in excess of $500,000 or a series of notices of levy and/or writs of attachment or execution in an amount in excess of $1,000,000 in the aggregate which notice and/or writ or notices and/or writs are not satisfied or stayed within thirty (30) days; or the entry of a judgment in an amount in excess of $500,000 or a series of judgments in an amount in excess of $1,000,000 in the aggregate against Borrower or any Third Party Obligor which judgment or judgments are not satisfied or stayed within thirty (30) days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g)   An event or circumstance particularly applicable to the Borrower or the Borrower’s Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect occurs.

(h)   The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor, except as to a dissolution or liquidation of any Third Party Obligor with all or substantially all of its assets being transferred to Borrower or another Third Party Obligor in connection with such dissolution or liquidation.

(i)   A Change of Control occurs.

(j)   A Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary Guarantor or Borrower or any Subsidiary Guarantor (i) fails to comply in any material respect with any applicable provisions of ERISA, (ii) violates any material provision of any Plan it maintains or to which it contributes, (iii) fails to meet its minimum funding requirements under ERISA with respect to each Plan, or (iv) is unable to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.  The foregoing excludes multi-employer plans over which Borrower and/or Subsidiary Guarantors have no control but only to the extent that any of the circumstances described in this Section 7.1(j) are not the result of a failure by Borrower or any Subsidiary Guarantor to contribute to any such multi-employer plan.

(k)   This Agreement or any of the other Loan Documents ceases to be in full force and effect at any time and for any reason, other than due to the act of Bank.

Section 7.2	Remedies.

Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII
MISCELLANEOUS

Section 8.1	No Waiver.

No delay, failure or discontinuance of Bank or Borrower in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 8.2	Notices.

All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ARDEN GROUP, INC. 2020 S. Central Avenue Compton, CA 90220 Attn: Laura Neumann, CFO Facsimile: (310) 632-5326

with a copy to:	ARDEN GROUP, INC. 9595 Wilshire Blvd., Suite 411 Beverly Hills, CA 90212 Attn: Bernard Briskin

SUBSIDIARY GUARANTORS:

c/o ARDEN GROUP, INC. 2020 S. Central Avenue Compton, CA 90220 Attn: Laura Neumann, CFO Facsimile: (310) 632-5326

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION South Bay Regional Commercial Banking Office 111 W. Ocean Boulevard, Suite 530 Long Beach, CA 90802 Attention: Thomas Sigurdson Facsimile: (562) 628-2130

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or electronic email, upon receipt.

Section 8.3	Costs and Expenses; Indemnification.

(a)   Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) Bank’s continued administration of this Agreement and the other Loan Documents subsequent to the Closing Date, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Affiliated Person.

(b)   Borrower and each Subsidiary Guarantor jointly and severally agrees to indemnify and hold harmless Bank, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which an Indemnified Party may incur or be subject to (or which may be claimed against an Indemnified Party by any Person) by reason of or in connection with the execution and delivery of and consummation and performance of the transactions contemplated by this Agreement, the Line of Credit Note or any other Loan Documents; provided, however, that Borrower and each Subsidiary Guarantor shall not be required to indemnify Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, any of the foregoing are caused by the willful misconduct or gross negligence of Bank.  Nothing in this Section 8.3 is intended to limit the obligations of Borrower or any Subsidiary Guarantor to pay its obligations under this Agreement or the other Loan Documents.  The provisions of this Section 8.3 shall survive the termination of this Agreement and the payment in full of the obligations of Borrower and each Subsidiary Guarantor hereunder.

Section 8.4	Successors, Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower nor any Subsidiary Guarantor may assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary Guarantor or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder, so long as all such recipients agree in writing, subject to the terms of this Agreement to maintain the confidentiality of, and not to disclose, any of Borrower’s or Subsidiary Guarantors’ confidential information.

Section 8.5	Right of Setoff.

If an Event of Default shall have occurred and be continuing, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Bank to or for the credit or the account of Borrower or any Subsidiary Guarantor against any and all of the obligations to Bank, irrespective of whether or not Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of Bank different from the branch or office holding such deposit or obligated on such obligations.  The rights of Bank under this Section 8.5 are in addition to other rights and remedies (including other rights of setoff) that Bank may have.  Bank agrees to notify Borrower or such Subsidiary Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.6	Guaranty.

(a) (i)   Each Subsidiary of Borrower party hereto and each Subsidiary that becomes a guarantor of the Obligations pursuant to a Joinder Agreement (each, a “Subsidiary Guarantor”) unconditionally and irrevocably guarantees to Bank the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (A) the obligations of Borrower under this Agreement, (B) the obligations of Borrower under the other Loan Documents and (C) all other obligations of Borrower to Bank, including, without limitation, all other advances, debts, obligations and liabilities of Borrower to Bank, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether now due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement with Bank, and whether Borrower shall be liable individually or jointly with others, or whether recovery upon which may be or hereafter becomes unenforceable (the “Guaranteed Obligations”).  The Guaranteed Obligations include interest that, but for a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.

(ii)   Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, the maximum aggregate amount for which any Subsidiary Guarantor shall be liable under the Loan Documents shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law (collectively, “Fraudulent Transfer Laws”).  Any analysis of the provisions of this Agreement or any other Loan Document for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 8.6(a)(iii) and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made by any Subsidiary Guarantor under any Loan Document.

(iii)   To the extent that any Subsidiary Guarantor shall be required under any Loan Document to pay any portion of any indebtedness under any Loan Document exceeding the greater of (x) the amount of the economic benefit actually received by such Subsidiary Guarantor from the loans and other obligations under the Loan Documents and (y) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the indebtedness and other liabilities under the Loan Documents (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors on such date, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Subsidiary Guarantors on such date.

(b)   Each Subsidiary Guarantor acknowledges and agrees that:  (i) the Guaranteed Obligations are separate and distinct from any debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 8.6, executed at any time by such Subsidiary Guarantor in favor of Bank; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 8.6, and Bank may enforce any and all of its respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 8.6, at any time executed by such Subsidiary Guarantor in favor of Bank, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the debt thereunder shall have been discharged, whether by performance, avoidance or otherwise.  Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Bank is relying upon the enforceability of this Section 8.6 and the Guaranteed Obligations as separate and distinct debt of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Bank would be denied the full benefit of its bargain if at any time this Section 8.6 or the Guaranteed Obligations were treated any differently.  The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Bank under this Section 8.6.  Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Bank, evidencing such Subsidiary Guarantor’s obligations under this Section 8.6.  Upon the occurrence of any Event of Default, a separate action or actions may be brought against any Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

(c)   To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Bank can enforce under this Section 8.6, Bank by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 8.6 fully enforceable and nonavoidable.

(d)   The liability of any Subsidiary Guarantor under this Section 8.6 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i)      such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon Bank’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii)this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii)Bank may enforce this Section 8.6 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Bank, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv)such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v)such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

(A)any proceeding under any Bankruptcy Law;

(B)any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C)any merger, acquisition, consolidation or change in structure of Borrower or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

(D)any assignment or other transfer, in whole or in part, of Bank’s interests in and rights under this Agreement (including this Section 8.6) or the other Loan Documents;

(E)any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Subsidiary Guarantor, any other guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F)Bank’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G)Bank’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral therefor;

(H)Bank’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(I)any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Bank.

(e)Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i)the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii)the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Bank (as applicable under the relevant Loan Documents) may deem proper;

(iii)Bank may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv)Bank may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.

(f) Each Subsidiary Guarantor waives and agrees not to assert:

(i)any right to require Bank to proceed against Borrower, any other guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Bank whatsoever;

(ii)the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Subsidiary Guarantor or any other Person;

(iv)any defense based upon Bank’s errors or omissions in the administration of the Guaranteed Obligations;

(v)any rights to set-offs and counterclaims;

(vi)     without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 8.6, including any and all benefits that otherwise might be available to such Subsidiary Guarantor under any of California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and

(vii)any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Bank upon this guaranty, or the exercise of any right, power or privilege hereunder.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this guaranty.  Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Subsidiary Guarantor or any other Person with respect to the Guaranteed Obligations.

(g)No Subsidiary Guarantor shall have any right to require Bank to obtain or disclose any information with respect to:  the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Bank or any other Person; or  any other matter, fact or occurrence whatsoever.  Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Bank with respect thereto.

(h)Until the Guaranteed Obligations shall be satisfied in full and all commitments to extend credit by Bank to Borrower shall be terminated, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise:  (i) any rights that it may acquire by way of subrogation under this Section 8.6, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 8.6; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Bank as against any Borrower or other guarantors or any other Person, whether in connection with this Section 8.6, any of the other Loan Documents or otherwise.  If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Bank and shall forthwith be paid to Bank to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i)All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.  As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Debt (“Subsidiary Guarantor Subordinated Debt Payments”).  Notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred and is continuing, any Subsidiary Guarantor may accept payments by or on behalf of Borrower or any other Subsidiary Guarantor made in the ordinary course of business and consistent with past practices of Borrower and the Subsidiary Guarantors.

If any Subsidiary Guarantor Subordinated Debt Payments shall be received in contravention of this Section 8.6, such Subsidiary Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Bank and shall be paid over or delivered to Bank for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 8.6 after giving effect to any concurrent payments or distributions to Bank in respect of the Guaranteed Obligations.

(j)This guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until all commitments to extend credit by Bank to Borrower shall be terminated and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist.  This guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Bank of written notice from such Subsidiary Guarantor of its intention to discontinue this guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Bank hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Bank in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k)This guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Bank, whether as a result of proceedings under any Bankruptcy Law or otherwise.  All losses, damages, costs and expenses that Bank may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Bank contained in Section 8.3.

(l)The extensions of credit provided to or for the benefit of Borrower hereunder by Bank have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor.  It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the extensions of credit to be made available by Bank under the Loan Documents.  Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code, in Section 3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.  Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent.

(m)    EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 8.6.  EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Subsidiary Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Bank, is hereby irrevocably authorized and empowered (in its own the name or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any its the rights or interests; and each Subsidiary Guarantor shall promptly take such action as Bank may reasonably request:  (A) to collect the Subsidiary Guarantor Subordinated Debt for the account of Bank and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Debt; (B) to execute and deliver to Bank such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Debt; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Debt Payments.

Section 8.7	Entire Agreement; Amendment.

This Agreement and the other Loan Documents constitute the entire agreement between Borrower, each Subsidiary Guarantor and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

Section 8.8	No Third Party Beneficiaries.

This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 8.9	Time.

Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 8.10	Severability of Provisions.

If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 8.11	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy and/or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 8.13	Arbitration.

(a)    Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)    Governing Rules.  Any arbitration proceeding will (i) proceed in Los Angeles County, California at a location selected by the AAA; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with such Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)     Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Section 8.14	Confidentiality.

Except as may be required by law, rule, regulation, order or regulatory authority, Bank agrees to keep confidential and not to disclose to third parties all non-public financial and other information furnished by Borrower or any Subsidiary Guarantor pursuant to this Agreement.  In the event that Bank is requested or required by law, rule, regulation, order or regulatory authority to disclose any such information, Bank will notify Borrower (to the extent Bank is permitted to do so) so that Borrower can take appropriate actions to prevent such disclosure.  Notwithstanding the foregoing,  Bank may disclose this Agreement, the Loan Documents and the information contained herein: (a) to federal and state bank examiners, and other regulatory officials having jurisdiction over Bank; (b) to Bank’s legal counsel and auditors; (c) to other professional advisors to Bank; (d) to Bank’s representatives (which shall include, without limitation, all other banks and companies affiliated with Wells Fargo & Company), it being expressly understood and agreed that such representatives shall be informed of the confidential nature of the information so disclosed; (e) to any assignee or participant in, or any prospective assignee or participant in any of its rights or obligations under this Agreement or the other Loan Documents; (f) as otherwise required by law or legal process; and (g) as Bank considers appropriate in exercising rights, remedies or powers under this Agreement and the other Loan Documents.  The confidentiality requirements set forth herein shall not extend to any of the terms, provisions or information that is or becomes generally available to the public other than as a result of a breach of this Section 8.14.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:	BANK:

ARDEN GROUP, INC.	WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	By:
Title:	Title:

SUBSIDIARY GUARANTORS:

ARDEN-MAYFAIR, INC.	MAYFAIR REALTY, INC.

By:	By:
Title:	Title:

GELSON’S MARKETS

By:	By:
Title:	Title:

EXHIBIT A

[FORM OF] COMPLIANCE CERTIFICATE

Wells Fargo Bank, National Association
South Bay Regional Commercial Banking Office
111 W. Ocean Boulevard, Suite 530
Long Beach, CA  90802
Attn:  Thomas Sigurdson

This Compliance Certificate is furnished pursuant to that certain Credit Agreement, dated as of November 1, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among ARDEN GROUP, INC., a Delaware corporation (“Borrower”), each of the Subsidiaries of Borrower party thereto as Subsidiary Guarantors (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies, not in [his/her] individual capacity but solely as an officer of Borrower, that:

1.   I am the duly elected [chief executive][chief financial] officer of Borrower;

2.   I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Borrower and its Subsidiaries during the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements;

3.   I have no knowledge of the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default which was continuing at the end of the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.   The financial statements and reports required by Section 5.3 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate present fairly, in all material respects, the financial condition of Borrower and its Subsidiaries, as of the date and for the [Fiscal Quarter][Fiscal Year] covered thereby; and

5.   Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, including Sections 5.9, 6.2 and 6.5 thereof, along with a calculation of the Leverage Ratio, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ______ day of __________________ 201__.

ARDEN GROUP, INC., a Delaware corporation

By:
Name:
Title:	[Chief Executive][Chief Financial] Officer

SCHEDULE I
TO COMPLIANCE CERTIFICATE

Compliance Calculations
for Credit Agreement dated as of November 1, 2011

Calculations as of [________, ___]
for [Fiscal Quarter][Fiscal Year] ending [_________, ____]

A.Consolidated Leverage Ratio (Section 5.9(a))1
1.Consolidated Total Liabilities:	$___________
2.Indebtedness subordinated to all obligations of Borrower to Bank pursuant to a subordination agreement acceptable to Bank in its sole and absolute discretion:	$___________
3.Direct obligations arising under any drawn or undrawn letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$___________
4.Consolidated Tangible Net Worth:	$___________
5.Line A1 minus Line A2 plus Line A3:	$___________
6.Line A5 divided by Line A4:	_____:1.00
7.Line A6 must not be greater than:	1.75:1.00
8.Borrower is in compliance (check yes or no):	☐ Yes / ☐ No
B.Consolidated Tangible Net Worth (Section 5.9(b))2
1.Consolidated Tangible Net Worth:	$___________
2.Line B1 must not be less than:	$35,000,000
3.Borrower is in compliance (check yes or no):	☐ Yes / ☐ No
C.Consolidated Current Ratio (Section 5.9(c))3
1.Consolidated Current Assets:	$___________
2.Consolidated Current Liabilities:	$___________
3.Line C1 divided by Line C2:	_____:1.00
4.Line C3 must not be less than:	1.00:1.00
5.Borrower is in compliance (check yes or no):	☐ Yes / ☐ No

1 Applicable at all times.
2 Applicable at all times.
3 Applicable at all times.

D.Pre-Tax Profit (Section 5.9(d))4
1.Pre-tax profit for such Fiscal Quarter:	$___________
2.Line D1 must not be less than:	$1.00
3.Borrower is in compliance (check yes or no):	☐ Yes / ☐ No
E.Maximum Purchase Money Indebtedness (Section 6.2)5
1.Aggregate purchase money indebtedness of Borrower:	$___________
2.Line E1 must not be greater than:	$10,000,000
3.Borrower is in compliance (check yes or no):	☐ Yes / ☐ No
F.Maximum Loans, Advances, Investments (Section 6.5)6
1.Aggregate loans, advances, or investments by Borrower:	$___________
2.Line F1 must not be greater than:	$10,000,000
3.Borrower is in compliance (check yes or no):	☐ Yes / ☐ No
G.Leverage Ratio7
1.Consolidated Funded Debt:	$___________
2.Consolidated EBITDA:	$___________
3.Line G1 divided by Line G2:	_____:1.00

4 Applicable for each Fiscal Quarter end.
5 Applicable at all times.
6 Applicable at all times.
7 Applicable for each Fiscal Quarter end on a rolling four-quarter basis.

EXHIBIT B TO
CREDIT AGREEMENT

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of [__________ __, 201_ is made by [__________] (the “Specified Subsidiary”) and the other parties listed on the signature pages hereof in favor of Wells Fargo Bank, National Association (“Bank”) pursuant to that certain Credit Agreement, dated as of November 1, 2011 (as amended, modified and/or supplemented from time to time, the “Credit Agreement”), by and among Arden Group, Inc., a Delaware corporation (“Borrower”), each Subsidiary of Borrower party thereto as a Subsidiary Guarantor and Bank.  Each capitalized term used, but not otherwise defined herein, has the meaning ascribed thereto in the Credit Agreement.

WHEREAS, under the terms and conditions of the Credit Agreement, each Subsidiary, including without limitation, the Specified Subsidiary, is required to execute and deliver to Bank this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the undersigned hereby agree as follows with Bank:

1.The Specified Subsidiary hereby acknowledges, agrees and confirms that, by its execution and delivery of this Agreement, the Specified Subsidiary:  (a) will be deemed to be a party to the Credit Agreement and a “Subsidiary Guarantor” and a “Subsidiary” for all purposes of the Credit Agreement and the other Loan Documents; (b) shall have all of the obligations of a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents; (c) ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrower and the Subsidiary Guarantors under the Credit Agreement and the other Loan Documents, including, without limitation, Section 8.6 thereof; and (d) waives acceptance by Bank of this Agreement, the guaranty by the Specified Subsidiary under Section 8.6 of the Credit Agreement, and the other agreements and obligations of the Specified Subsidiary under the Loan Documents.  Without limiting the generality of the foregoing, the Specified Subsidiary, jointly and severally, together with all other Subsidiary Guarantors, hereby unconditionally and irrevocably guarantees to Bank, and its respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (i) the obligations of Borrower under the Credit Agreement, (ii) the obligations of Borrower under the other Loan Documents and (iii) all other obligations of Borrower to Bank, including, without limitation, all other advances, debts, obligations and liabilities of Borrower to Bank, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement with Bank, and whether Borrower shall be liable individually or jointly with others, or whether recovery upon which may be or hereafter becomes unenforceable.  The Specified Subsidiary hereby further notifies Bank that:  (A) it has received and reviewed all of the Loan Documents; and (B) the notice information for the Specified Subsidiary for all purposes under the Loan Documents shall be

c/o ARDEN GROUP, INC.
2020 S. Central Avenue
Compton, CA 90220
Attn: Laura Neumann, CFO
Facsimile: (310) 632-5326

2.Each party hereto other than the Specified Subsidiary hereby acknowledges the foregoing, consents (without implying the need for any such consent) thereto, and represents, warrants and confirms to Bank that, both before and after giving effect to this Agreement:  (a) no Default or Event of Default has occurred and is continuing; and (b) all of the Loan Documents to which such party is a party remain in full force and effect as an enforceable obligation of such party, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforceability of creditor rights and to general principles of equity.

3.Each party hereto hereby represents and warrants that (a) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder and under the Loan Documents; (b) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery by such Person of, and performance by such Person of its obligations under, this Agreement and the other Loan Documents; and (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforceability of creditor rights and to general principles of equity.

4.Each party hereto hereby agrees to execute and deliver such other instruments, and take such other action, as Bank may reasonably request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents or instruments to Bank that may be required under the Loan Documents.

5.This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same agreement.  Each of the parties hereto understands and agrees that this document may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by delivery of a hard copy original, and that receipt by Bank of a facsimile transmitted document purportedly bearing the signature of the parties hereto shall bind such person with the same force and effect as the delivery of a hard copy original.  Any failure by Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by Bank.

6.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER JURISDICTION.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties set forth below (including the Specified Subsidiary) has caused this Agreement to be executed and delivered by one of its duly authorized officers as of the day and year first written above.

SPECIFIED SUBSIDIARY:

[__________]

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

BORROWER:

ARDEN GROUP, INC.

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

SUBSIDIARY GUARANTORS:

[__________]

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

Acknowledged and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

EXHIBIT C
STANDBY LETTER OF CREDIT AGREEMENT

To:  WELLS FARGO BANK, NATIONAL ASSOCIATION

Applicant hereby agrees for good and valuable consideration that the Existing Agreement be replaced in its entirety by this Agreement so that the Existing Credit, which was originally issued under and in connection with the Existing Agreement at the request of Applicant and for Applicant’s account will now be deemed for all purposes a Credit issued under and in connection with this Agreement and not the Existing Agreement.  Applicant also hereby requests that Wells Fargo Bank, National Association ("Wells Fargo"), itself or through any of Wells Fargo’s branches or affiliates that Wells Fargo shall select in its sole discretion, issue in Wells Fargo’s name or their name one or more standby letters of credit pursuant to Applications for the issuance of such Credits and the terms and conditions of this Agreement.  The Existing Credit was issued at the request of Applicant for Applicant’s account and each Credit will be issued at Applicant's request and for its account, and, unless otherwise specifically provided in any Loan Document, at Wells Fargo’s option.  Applicant agrees that the terms and conditions in this Agreement shall apply to the Existing Application and the Existing Credit and to each Application and the Credit issued pursuant to each Application, and to transactions under the Existing Application, each Application, the Existing Credit, each Credit and this Agreement.

SECTION 1. DEFINITIONS.  As used in this Agreement, the following terms shall have the meanings set forth after each term: "Agreement" means this Standby Letter of Credit Agreement as it may be revised or amended from time to time.  "Applicant" means collectively each person and/or entity signing this Agreement as Applicant who, pursuant to this Agreement, has an obligation to reimburse Wells Fargo for amounts paid by Wells Fargo under the Credits.  "Application" means the Existing Application and Wells Fargo’s printed form titled "Application For Standby Letter of Credit" or any other form acceptable to Wells Fargo on which Applicant applies for the issuance by Wells Fargo of a Credit and/or an application for amendment of a Credit or any combination of such applications, as the context may require.  "Beneficiary" means the person or entity named on an Application as the beneficiary or any transferee of such beneficiary.  “Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to close at the place where Wells Fargo is obligated to honor a presentation or otherwise act under a Credit or this Agreement or any other L/C Document.  "Collateral" means the Property, together with the proceeds of such Property, securing any or all of Applicant's obligations and liabilities at any time existing under or in connection with any L/C Document and/or any Loan Document, which Collateral will be all the collateral pledged to Wells Fargo under the Credit Agreement. "Commission Fee" means the per annum fee applicable to a Credit, computed at the per annum fee rate specified by Wells Fargo or specified in any Loan Document, charged by Wells Fargo at the time or times specified by Wells Fargo on the amount of each Credit and on the amount of each increase in a Credit for the time period each Credit is outstanding.  "Credit" means the Existing Credit and any instrument or document titled "Irrevocable Standby Letter of Credit" or "Standby Letter of Credit", or any instrument or document whatever it is titled or whether or not it is titled functioning as a standby letter of credit, issued under or pursuant to an Application, and all renewals, extensions and amendments of such instrument or document.  “Credit Agreement” means that certain Credit Agreement, dated as of November 1, 2011, by and among Applicant, each of the subsidiaries of Applicant from time to time party thereto as subsidiary guarantors, and Wells Fargo, as such Credit Agreement may be amended, modified, extended, or replaced from time to time. "Demand" means any sight draft, electronic or telegraphic or SWIFT transmission, or other written demand drawn or made, or purported to be drawn or made, under or in connection with any Credit.  "Document" means any instrument, statement, certificate or other document referred to in or related to any Credit or required by any Credit to be presented with any Demand.  "Dollars" means the lawful currency at any time for the payment of public or private debts in the United States of America.  "Event of Default" means any of the events set forth in the Events of Default Section of this Agreement.  “Existing Agreement” means that certain Standby Letter of Credit Agreement, or other documents serving as a reimbursement agreement in connection with the issuance of the Existing Credit, dated January 18, 2011 which was signed by Applicant in favor of Wells Fargo, as such Existing Agreement may have been amended or replaced from time to time.  “Existing Application” means that certain Application for Standby Letter of Credit, or other document serving as application for the issuance of the Existing Credit, which was such by Applicant in favor of Wells Fargo, as such Existing Application may have been amended or replaced from time to time.  “Existing Credit” means each certain Standby Letter of Credit, or other instrument or document titled “Irrevocable Standby Letter of Credit” or “Standby Letter of Credit”, or any instrument or document whatever it is titled or whether or not it is titled funding as a standby letter  of credit numbered NZS674668, NZS674667, NZS674669 or NZS674670 and issued by Wells Fargo for the account of Applicant, as such Existing Credit may have been amended or replaced from time to time, "Expiration Date" means the date any Credit expires.  “Good Faith” means honesty in fact in the conduct or transaction concerned.  "Guarantor" means any person or entity guaranteeing the payment and/or performance of any or all of Applicant's obligations under or in connection with any L/C Document and/or any Loan Document.  "Holding Company" means any company or other entity directly or indirectly controlling Wells Fargo.  “Honor/Dishonor Standard” means Wells Fargo’s obligation to honor any Demand when such Demand and its accompanying Documents appear on their face to strictly comply with the terms of the Credit under which they are presented, and Wells Fargo’s obligation to dishonor any Demand when such Demand and its accompanying Documents do not appear on their face to substantially or strictly comply with the terms of the Credit under which they are presented.  “ISP” means the International Standby Practices, an International Chamber of Commerce publication, or any substitution therefore or replacement thereof.  “Issuance Fee” means the flat fee specified by Wells Fargo or specified in any Loan Document charged by Wells Fargo for issuing a Credit, which fee is payable at the time or times specified by Wells Fargo.  “Jurisdiction” means the State of California.  "L/C Document" means this Agreement, each Application, each Credit, and each Demand.  "Loan Document" means each and any promissory note, loan agreement (including, without limitation, the Credit Agreement), security agreement, pledge agreement, guarantee or other agreement or document executed in connection with, or relating to, any extension of credit under which any Credit is issued.  "Maximum Rate" means the maximum amount of interest (as defined by applicable laws), if any, permitted to be paid, taken, reserved, received, collected or charged under applicable laws, as the same may be amended or modified from time to time.  "Negotiation Fee" means the fee, computed at the negotiation fee rate specified by Wells Fargo or specified in any Loan Document, charged by Wells Fargo on the amount of each Demand presented to Wells Fargo whether or not such Demand is paid by Wells Fargo or by any other bank specified by Wells Fargo.  “Obligations” means all obligations and liabilities, including, without limitation, reimbursement and other payment obligations and liabilities, arising under or in connection with this Agreement, any other L/C Document, or otherwise which are now or hereafter owed to Wells Fargo by any, some or all of the parties that make up the Applicant.  "Payment Office" means the office specified by Wells Fargo or specified in any Loan Document as the office where reimbursements and other payments under or in connection with any L/C Document are to be made by Applicant.  "Prime Rate" means the rate of interest most recently announced within Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  "Property" means all forms of property, whether tangible or intangible, real, personal or mixed, including, but not limited to, all present and future inventory, equipment, farm products and other goods, documents, policies and certificates of insurance, securities, securities entitlements, securities accounts, financial assets, investment property, instruments, letters of credit and letter of credit rights, chattel paper, accounts, general intangibles, money, deposit accounts and certificates of deposit, together with all cash and non-cash proceeds and products thereof, and all Applicant’s rights thereto and all documents related thereto.  "Rate of Exchange" means Wells Fargo's then current selling rate of exchange in San Francisco, California for sales of the currency of payment of any Demand, or of any fees or expenses or other Obligations payable under this Agreement, for cable transfer to the country of which such currency is the legal tender.  “Requesting Party” means any person or entity other than Applicant who is at Applicant’s request identified in a Credit as being (a) the person or entity requesting the issuance of the Credit or (b) the applicant for the Credit or (c) the account party for the Credit and who will in most cases be an affiliate or a customer of Applicant.  "UCP" means the Uniform Customs and Practice for Documentary Credits, an International Chamber of Commerce publication, or any substitution therefore or replacement thereof. "Unpaid and Undrawn Balance" means at any time the entire amount which has not been paid by Wells Fargo under all the Credits issued for Applicant's account, including, without limitation, the amount of each Demand on which Wells Fargo has not yet effected payment as well as the amount undrawn under all such Credits.  “Wells Fargo” means Wells Fargo Bank, National Association and all of its branches and letter of credit issuing affiliates, whether located in or outside the United States.  "Wells Fargo & Company" means Wells Fargo & Company, a Delaware corporation.  Terms used, but not defined, in this Agreement will, if defined in the Uniform Commercial Code of the Jurisdiction, have the same meaning as given in that Uniform Commercial Code as amended from time to time.

SECTION 2.  HONORING DEMANDS AND DOCUMENTS.  Wells Fargo may receive, accept and honor, as complying with the terms of any Credit, any Demand and any Documents accompanying such Demand; provided, however, that such Demand and accompanying Documents appear on their face to comply at least substantially with the provisions of such Credit and are, or appear on their face to be, signed or issued by (a) a person or entity authorized under such Credit to draw, sign or issue such Demand and accompanying Documents, or (b) an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other legal representative or successor in interest by operation of law of any such person or entity.

SECTION 3. REIMBURSEMENT FOR PAYMENT OF DEMANDS.  Applicant shall reimburse Wells Fargo for all amounts paid by Wells Fargo on each Demand, including, without limitation, all such amounts paid by Wells Fargo to any paying, negotiating or other bank and, without duplication, all Wells Fargo’s costs of paying such Demand.  If in connection with the issuance of any Credit, Wells Fargo agrees to pay any other bank the amount of any payment or negotiation made by such other bank under such Credit upon Wells Fargo’s receipt of an electronic communication or other written communication advising Wells Fargo of such payment or negotiation, or authorize any other bank to debit Wells Fargo’s account for the amount of such payment or negotiation, Applicant agrees to reimburse Wells Fargo for all such amounts paid by Wells Fargo, or debited to Wells Fargo’s account with such other bank, even if any Demand or Document specified in such Credit fails to arrive in whole or in part or if, upon the arrival of any such Demand or Document, the terms of such Credit have not been complied with or such Demand or Document does not conform to the requirements of such Credit or is not otherwise in order.

SECTION 4. FEES AND EXPENSES.  Applicant agrees to pay to Wells Fargo (a) all Issuance Fees, Commission Fees, Negotiation Fees, amendment fees, maintenance fees, discrepancy fees, waiver fees, transfer fees, assignment of letter of credit proceeds fees, non-usance fees, cancellation fees, and all Wells Fargo’s other standard fees in respect of each Credit at such rates and times as Applicant and Wells Fargo may agree in writing or, in the absence of such an agreement, in accordance with Wells Fargo’s standard fees then in effect, (b) all taxes (other than income and franchise taxes), costs and out-of-pocket expenses (including, without limitation, all Wells Fargo’s costs and expenses of complying with any government exchange, currency control or other laws or rules or regulations of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, and any stamp taxes, recording taxes, or similar taxes or fees payable in connection with any Credit or this Agreement or any other L/C Document) incurred by Wells Fargo under or in connection with any L/C Document at such times as Applicant and Wells Fargo may agree in writing or, in the absence of such an agreement, at such commercially reasonable times as Wells Fargo shall require such payments to be made, and (c) all fees and charges of banks or other entities except Wells Fargo under or in connection with any L/C Document if any Application (i) does not indicate who will pay such fees and charges, (ii) indicates that such fees and charges are to be paid by Applicant, or (iii) indicates that such fees and charges are to be paid by the Beneficiary and the Beneficiary does not, for any reason whatsoever, pay such fees or charges.  There shall be no refund of any portion of any Commission Fee in the event any Credit is used before its Expiration Date.

SECTION 5. DEFAULT INTEREST.  Unless otherwise specified in any Loan Document, or on an Application and agreed to by Wells Fargo, all amounts to be reimbursed by Applicant to Wells Fargo, and all fees and expenses to be paid by Applicant to Wells Fargo, and all other amounts due from Applicant to Wells Fargo under or in connection with any L/C Documents, will bear interest (to the extent permitted by law), payable on demand, from the date Wells Fargo paid the amounts to be reimbursed or the date such fees, expenses and other amounts were due until such amounts are paid in full, at a rate per annum (computed on the basis of a 360-day year, actual days elapsed) which is the lesser of (a) two percent (2%) above the Prime Rate in effect from time to time, or (b) the Maximum Rate.

SECTION 6. TIME AND METHOD OF REIMBURSEMENT AND PAYMENT.  Unless otherwise specified in this Section, all amounts to be reimbursed by Applicant to Wells Fargo, all fees and expenses to be paid by Applicant to Wells Fargo, and all interest and other Obligations payable to Wells Fargo by Applicant under or in connection with any Credit or other L/C Documents will, unless provided otherwise in the Application for such Credit and agreed to by Wells Fargo or unless provided otherwise in any Loan Document related to such Credit, be reimbursed or paid at the Payment Office in Dollars in immediately available funds without setoff, deduction, counterclaim, or withholding of any kind, and free and clear of any taxes, other than federal and state income and franchise taxes imposed on Wells Fargo, (i) on demand or, (ii) at Wells Fargo’s option, by Wells Fargo debiting any of Applicant's accounts with Wells Fargo, with each such debit being made without presentment, protest, demand for reimbursement or payment, notice of dishonor or any other notice whatsoever, all of which are hereby expressly waived by Applicant.  Each such debit will be made at the time (a) each Demand is paid by Wells Fargo or, if earlier, at the time each amount is paid by Wells Fargo to any paying, negotiating or other bank, or (b) each fee and expense is to be paid under or in connection with any L/C Document, or (c) any interest or other amount is due under or in connection with any L/C Documents.  If any Demand or any fee, expense, interest or other Obligation payable under or in connection with any L/C Documents is payable in a currency other than Dollars, Applicant agrees to reimburse Wells Fargo for all amounts paid by Wells Fargo on such Demand, and/or to pay Wells Fargo all such fees, expenses, interest and other amounts, in one of the following two ways, as determined by Wells Fargo in Wells Fargo’s sole discretion in each case: (I) at such place as Wells Fargo shall direct, in such other currency; or (II) at the Payment Office in the Dollar equivalent of the amount of such other currency calculated at the Rate of Exchange on the date determined by Wells Fargo in Wells Fargo’s sole discretion.  If there is no current selling rate of exchange generally offered by Wells Fargo for effecting such payment in Dollars, Applicant will pay Wells Fargo on demand an amount which Wells Fargo deems necessary to pay or provide for the reimbursement of all amounts paid by Wells Fargo on such Demand or for the payment of such fees, expenses, interest and other Obligations, and Applicant will remain liable for any deficiency which may result if such amount in Dollars proves to be insufficient to effect full payment or reimbursement to Wells Fargo at the time when such rate of exchange shall again be current.  Applicant assumes all political, economic and other risks of disruptions or interruptions in any currency exchange.

SECTION 7. AGREEMENTS OF APPLICANT.  Applicant agrees that (a) Wells Fargo shall not be obligated at any time to issue any Credit for Applicant's account unless a Loan Document related to a Credit specifically requires the issuance of such Credit; (b) if any Credit is issued by Wells Fargo for Applicant's account, Wells Fargo shall not be obligated to issue any further Credit for Applicant's account or to make other extensions of credit to Applicant or in any other manner to extend any financial consideration to Applicant unless a Loan Document related to a Credit specifically requires the issuance of such Credit; (c) Wells Fargo has not given Applicant any legal or other advice with regard to any L/C Document or Loan Document; (d) if Wells Fargo at any time discusses with Applicant the wording for any Credit or the suitability of any Credit for Applicant’s purposes, any such discussion will not constitute legal or other advice by Wells Fargo or any representation or warranty by Wells Fargo that any wording or Credit will be effective or satisfy Applicant's needs with respect to the circumstances related to such Credit or with respect to any other circumstances or be appropriate for the situation in which a Credit is being requested or any other situation; (e) notwithstanding any assistance Wells Fargo may provide with drafting or recommending text for any Credit or with the structuring of any transaction related to any Credit, Applicant is responsible for the structuring of transactions related to Credits, the suitability of Credits for Applicant’s purposes, and for the wording of Credits, including, without limitation, any drawing conditions, and any Credit terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy; (f) Applicant, and not Wells Fargo, is responsible for entering into the contracts relating to the Credits between Applicant and the Beneficiaries and for causing Credits to be issued; (g) Wells Fargo may, as it deems appropriate, modify or alter and use in any Credit the terminology contained on the Application for such Credit; (h) unless the Application for a Credit specifies whether the Documents to be presented with a Demand under such Credit must be sent to Wells Fargo in one parcel or in two parcels or may be sent to Wells Fargo in any number of parcels, Wells Fargo may, if it so desires, make such determination and specify in the Credit whether such Documents must be sent in one parcel or two parcels or may be sent in any number of parcels; (i) Wells Fargo may rely upon any telegraphic, facsimile, electronic, written or other communication believed by Wells Fargo in good faith to have been authorized by Applicant, when in a written communication signed by any two of the following: Bernard Briskin, Brenda McDaniel or Laura Neumann; (j) Wells Fargo may disregard any requirement in a Credit that presentation be made at a particular place or by a particular time of day (but not any requirement for presentation by a particular day) or that notice of dishonor be given in a particular manner, and Wells Fargo may amend or specify any such requirement in a Credit; (k) Wells Fargo may honor any Demand (whether such Demand is presented before or after the expiration of the Credit under which it is presented and whether such Demand has been previously dishonored) pursuant to a court order, to settle or compromise with Applicant’s consent any claim that the Demand was wrongfully dishonored, or otherwise, and in such case Wells Fargo shall be entitled to reimbursement from Applicant of the amount, including any interest, Wells Fargo so pays to the same extent as if Wells Fargo had initially honored such Demand; (l) Wells Fargo may honor any Demand that is payable upon presentation of a statement informing Wells Fargo that such Demand has been negotiated or paid even if such statement indicates that such Demand or any Document related to such Demand is being separately delivered to Wells Fargo; (m) Wells Fargo may retain the proceeds of a Demand presented under a Credit based on a valid exercise of Wells Fargo’s setoff rights or upon Wells Fargo’s receipt of an attachment order or blocking regulation that appears on its face, in Wells Fargo’s commercially reasonable judgment, to be valid and applicable; (n) Wells Fargo may select any of Wells Fargo’s branches or affiliates or any other bank to act as an advising, transferring, confirming and/or nominated bank under the law and practice of the place where such branch or affiliate or other bank is located; (o) Applicant’s taking control, possession or retention of any Documents presented under or in connection with any Credit (whether or not the Documents are genuine) or of any Property for which payment is supported by a Credit, shall ratify Wells Fargo’s honor of the Demand related to such Documents and preclude Applicant from raising a defense, setoff or claim with respect to Wells Fargo’s honor of such Demand; (p) any claim against Wells Fargo by Applicant for any loss suffered or incurred by Applicant under or in connection with this Agreement or any other L/C Document shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by Applicant as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had Applicant taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing its rights in the transaction or transactions underlying the Credit and, in case of a claim of wrongful dishonor, by specifically and timely authorizing Wells Fargo to cure such dishonor; (q) Wells Fargo shall not be deemed Applicant's agent or the agent of any Beneficiary or any other user of any Credit, and neither Applicant, nor any Beneficiary nor any other user of any Credit shall be deemed Wells Fargo’s agent; (r) Applicant will promptly examine each Document and each Credit if and when they are delivered to Applicant and, in the event of any claim of noncompliance of any Document or any Credit with Applicant's instructions or any Application, or in the event of any other irregularity, Applicant will promptly notify Wells Fargo in writing of such noncompliance or irregularity, Applicant being conclusively deemed to have waived any such claim of noncompliance or irregularity unless such notice is given to Wells Fargo within three (3) Business Days after Applicant receives any such Document or Credit; (s) all directions and correspondence relating to any L/C Document are to be sent at Applicant's risk; (t) if any Credit has a provision concerning the automatic extension of its Expiration Date, Wells Fargo may, at its sole option, give notice of nonrenewal of such Credit and if Applicant does not at any time want such Credit to be renewed Applicant will so notify Wells Fargo at least fifteen (15) calendar days before Wells Fargo is to notify the Beneficiary of such Credit or any advising bank of such nonrenewal pursuant to the terms of such Credit; (u) Applicant will not seek to obtain, apply for, or acquiesce in any temporary or permanent restraining order, preliminary or permanent injunction, permanent injunction or any other pretrial or permanent injunctive or similar relief, restraining, prohibiting or enjoining Wells Fargo, any of its correspondents or any advising, confirming, negotiating, paying or other bank from paying or negotiating any Demand or honoring any other obligation under or in connection with any Credit; (v) Applicant will notify Wells Fargo verbally and in writing promptly, and in any event within five (5) calendar days after its occurrence, of the occurrence of any Event of Default (as defined in the Credit Agreement), or any event which with the giving of notice or the passage of time or both would become an Event of Default (as defined in the Credit Agreement), under the Credit Agreement; (w) for so long as any Credit is outstanding, Applicant will furnish to Wells Fargo the same documents and other items required to be furnished by Applicant and/or Guarantor to the Banks under Section 5.3, or any successor(s) to such Section, of the Credit Agreement even after the Credit Agreement is terminated or amended to remove any such Section or reporting requirements or is replaced by a new agreement which does not contain such Section or reporting requirements; and (x) except to the extent otherwise agreed to by Wells Fargo in writing, Applicant's obligations under or in connection with this Agreement, each other L/C Document and each Loan Document shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of each such L/C Document and Loan Document under all circumstances whatsoever, including, without limitation, the following circumstances, the circumstances listed in Section 12(b) through (u) of this Agreement, and any other event or circumstance similar to such circumstances: (i) any lack of validity or enforceability of any L/C Document, any Loan Document, any Document or any agreement relating to any of the foregoing; (ii) any amendment of or waiver relating to, or any consent to or departure from, any L/C Document, any Loan Document or any Document, including, without limitation, any agreement by Wells Fargo and any Beneficiary extending or shortening Wells Fargo’s time to examine Documents after their presentation under any Credit or to honor or give notice of discrepancies in any drawing under a Credit; (iii) any release or substitution at any time of any Property held as Collateral; (iv) Wells Fargo’s failure to deliver to Applicant any Document Wells Fargo has received with a drawing under a Credit because doing so would, or is likely to, violate any law, rule or regulation of any government authority; (v) the existence of any claim, set-off, defense or other right which Applicant may have at any time against Wells Fargo or any Beneficiary (or any person or entity for whom any Beneficiary may be acting) or any other person or entity, whether under or in connection with any L/C Document, any Loan Document, any Document or any Property referred to in or related to any of the foregoing or under or in connection with any unrelated transaction; (vi) any breach of contract or other dispute between or among any two or more of Wells Fargo, Applicant, any Beneficiary, any transferee of any Beneficiary, any person or entity for whom any Beneficiary or any transferee of any Beneficiary may be acting, or any other person or entity; or (vii) any delay, extension of time, renewal, compromise or other indulgence granted or agreed to by Wells Fargo with or without notice to Applicant, or Applicant's approval, in respect of any of Applicant's indebtedness or other obligations to Wells Fargo under or in connection with any L/C Document or any Loan Document which delay, extension of time, renewal, compromise or other indulgence is hereby waived by Applicant.  Applicant further agrees to be bound by such delay, extension of time, renewal, compromise or other indulgence as fully as if Applicant had expressly agreed thereto in advance.  Notwithstanding the payment of any amount by Applicant, subject to the terms and provisions of the L/C Documents and the Loan Documents, and the limitations of Applicant's rights set forth in the L/C Documents and the Loan Documents, Applicant reserves its rights available under applicable law with respect to Wells Fargo's honoring of any Demand under any Credit.

SECTION 8.  COMPLIANCE WITH LAWS AND REGULATIONS.  Applicant represents and warrants to Wells Fargo that no Application, Credit or transaction under any Application and/or Credit will contravene any law or regulation of the government of the United States or any state thereof.  Applicant agrees (a) to comply with all federal, state and foreign exchange regulations and other government laws and regulations now or hereafter applicable to any L/C Document or to any transactions or payments under or in connection with any L/C Document, (b) to furnish to Wells Fargo evidence of such compliance when and as Wells Fargo shall reasonably request, and (c) to reimburse Wells Fargo for such amounts as Wells Fargo may be required to expend as a result of such laws or regulations, or any change therein or in the interpretation thereof by any court or administrative or government authority charged with the administration of such laws or regulations.

SECTION 9. TAXES, RESERVES AND CAPITAL ADEQUACY REQUIREMENTS.  In addition to, and notwithstanding any other provision of any L/C Document or any Loan Document, in the event that any law, treaty, rule, regulation, guideline, request, order, directive or determination (whether or not having the force of law) of or from any government authority, including, without limitation, any court, central bank or government regulatory authority, or any change therein or in the interpretation or application thereof, (a) does or shall subject Wells Fargo to any tax of any kind whatsoever with respect to the L/C Documents, or change the basis of taxation of payments to Wells Fargo of any amount payable thereunder (except for changes in the rate of tax on Wells Fargo’s net income); (b) does or shall impose, modify or hold applicable any reserve, special deposit, assessment, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement or guideline against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by, any of Wells Fargo’s branches or offices; (c) does or shall impose, modify or hold applicable any capital adequacy requirements (whether or not having the force of law); or (d) does or shall impose on Wells Fargo any other condition; and the result of any of the foregoing is (i) to increase the cost to Wells Fargo of issuing or maintaining any Credit or of performing any transaction under any L/C Document, (ii) to reduce any amount receivable by Wells Fargo under any L/C Document, or (iii) to reduce the rate of return on Wells Fargo’s capital or the capital of the Holding Company to a level below that which Wells Fargo or the Holding Company could have achieved but for any imposition, modification or application of any capital adequacy requirement (taking into consideration Wells Fargo’s policy and the policy of the Holding Company, as the case may be, with respect to capital adequacy), and any such increase or reduction is material (as determined by Wells Fargo or the Holding Company, as the case may be, in Wells Fargo’s or the Holding Company's sole discretion); then, in any such case, Applicant agrees to pay to Wells Fargo or the Holding Company, as the case may be, such amount or amounts as may be necessary to compensate Wells Fargo or the Holding Company for (A) any such additional cost, (B) any reduction in the amount received by Wells Fargo under any L/C Document, or (C) to the extent allocable (as determined in a commercially reasonable way by Wells Fargo or the Holding Company, as the case may be, in Wells Fargo’s or the Holding Company's sole discretion) to any L/C Document, any reduction in the rate of return on Wells Fargo’s capital or the capital of the Holding Company.

SECTION 10.  COLLATERAL.  The Obligations under this Agreement are unsecured.  Wells Fargo shall be subrogated to the Applicant’s rights in respect of any transaction in any way related to any Credit or any Demand, including, without limitation, Applicant’s rights against any Beneficiary or any collateral if and to the extent Wells Fargo remains unpaid by Applicant with respect to such Credit or Demand.  Further, in addition to, and not in substitution for, any Property delivered, conveyed, transferred or assigned to Wells Fargo under any Loan Document as security for any or all of the Obligations at any time existing under or in connection with any L/C Document or any Loan Document, Applicant agrees to deliver, convey, transfer and assign to Wells Fargo on demand, as security, Property of a value and character satisfactory to Wells Fargo, including, without limitation, cash, (i) upon the occurrence of any Event of Default (as defined in the Credit Agreement), or any event which with the giving of notice or the passage of time or both would become an Event of Default (as defined in the Credit Agreement), under the Credit Agreement, (ii) if Wells Fargo at any time reasonably feels insecure about Applicant's ability or willingness to repay any amounts which Wells Fargo has paid or may pay in the future on any Demand or in honoring or paying any other of the Obligations under or in connection with any Credit, or (iii) without limiting the generality of the foregoing, if any temporary or permanent restraining order, preliminary or permanent injunction, or any other pretrial or permanent injunctive or similar relief is obtained restraining, prohibiting or enjoining Wells Fargo, any of Wells Fargo’s correspondents, or any advising, confirming, negotiating, paying or other bank from paying or negotiating any Demand or honoring any other obligation under or in connection with any Credit.  Applicant agrees that the receipt by Wells Fargo or any of its agents or correspondents at any time of any kind of security, including, without limitation, cash, shall not be deemed a waiver of any of Wells Fargo’s rights or powers under this Agreement.  Applicant agrees to sign and deliver to Wells Fargo on demand, all such security agreements, financing statements and other documents as Wells Fargo shall at any time request pursuant to clauses (i), (ii) or (iii) above, and to take any other actions as Wells Fargo shall at any time request, which are necessary or desirable (in Wells Fargo’s sole opinion) to grant to Wells Fargo an effective and perfected security interest in and to any or all of the Collateral, to acquire possession of any Collateral, or to protect Wells Fargo’s interests in any Collateral, including, without imitation, transferring or registering Property in Wells Fargo’s name and executing, delivering and filing collateral control agreements, financing statements and trust receipt statements.  In order to accomplish any of the foregoing Wells Fargo may pursuant to clauses (i), (ii) or (iii) above, at its option at any time and without notice to Applicant, transfer to, or register in Wells Fargo’s name or Wells Fargo’s nominee’s name any Collateral; and further, Wells Fargo is irrevocably appointed as attorney-in-fact for Applicant and authorized, on behalf of Applicant and without notice to Applicant, to execute and deliver all such documents referred to in the preceding sentence and to take all such actions referred to in the preceding sentence.  Applicant agrees to pay all filing and recording fees related to the perfection of any security interest granted to Wells Fargo in accordance with this Section.  Applicant hereby agrees that any or all of the Collateral may be held and disposed of as provided in this Agreement and the Credit Agreement by Wells Fargo; provided, however, that Wells Fargo will exercise commercially reasonable care in the preservation of any Collateral in its custody, and provided further that the standard of care Wells Fargo is to follow with respect to Collateral in its custody is the lesser of the standard of care required by applicable law or the standard of care requested by Applicant.  If any provision of this Agreement concerning the Collateral contradicts any provision of the Credit Agreement concerning the Collateral, the provision in the Credit Agreement will govern.  Upon any transfer, sale, delivery, surrender or endorsement of any Document or Property which is or was part of the Collateral, Applicant will indemnify and hold Wells Fargo and its agents and correspondents harmless from and against each and every claim, demand, action or suit which may arise against Wells Fargo or any of its agents or correspondents by reason of such transfer, sale, delivery, surrender or endorsement.  Applicant agrees that Wells Fargo may apply, in whole or in part, the proceeds of any Collateral to pay any Obligations, whether such Obligations have matured or have not matured.  The provisions of this Section will only supplement, and not supersede, the provisions of any Loan Document which are inconsistent with the provisions of this Section.

SECTION 11. INDEMNIFICATION.  Except to the extent any of the following are caused by Wells Fargo’s lack of good faith, gross negligence, willful misconduct, or failure to comply with the Honor/Dishonor Standard, Applicant agrees, notwithstanding any other provision of this Agreement, to reimburse and indemnify Wells Fargo for (a) all amounts paid by Wells Fargo to any Beneficiary under or in connection with any guarantee or similar undertaking issued by such Beneficiary to a third party at Applicant's request, whether such request is communicated directly by Applicant or through Wells Fargo to such Beneficiary; and (b) all damages, losses, liabilities, actions, claims, suits, penalties, judgments, obligations, costs or expenses, of any kind whatsoever and howsoever caused, including, without limitation, attorneys' fees and interest, paid, suffered or incurred by, or imposed upon, Wells Fargo directly or indirectly arising out of or in connection with (i) any Credit, any pre-advice of a Credit, any other L/C Document, any Loan Document, any Document or any Property referred to in or related to any Credit; (ii) Applicant's failure to comply with any of its obligations under this Agreement or under any other L/C Document; (iii) the issuance of any Credit; (iv) the transfer of any Credit; (v) the naming of any Requesting Party in a Credit without such Requesting Party having agreed to or approved the inclusion of its name in the Credit or the Applicant’s acting for such Requesting Party in connection with the Credit; (vi) any guarantee or similar undertaking, or any transactions thereunder, issued by any Beneficiary to a third party at Applicant's request, whether such request is communicated directly by Applicant or through Wells Fargo to such Beneficiary; (vii) any communication made by Wells Fargo, on Applicant's instructions, to any Beneficiary requesting that such Beneficiary issue a guarantee or similar undertaking to a third party or the issuance of any such guarantee or similar undertaking; (viii) the collection of any of the Obligations or the protection, exercise or enforcement of Wells Fargo’s rights and remedies under or in connection with any L/C Document or any Loan Document; (ix) the foreclosure against, or other enforcement of, any Collateral; (x) any payment or action taken or omitted to be taken by Wells Fargo in connection with any Credit or this Agreement or any other L/C Document, including, without limitation, any action or proceeding (A) to restrain any presentation, (B) to compel or restrain any payment or the taking of any other action under the Credit, (C) to obtain damages for wrongful dishonor or honor of the Credit or for breach of any other duty arising out of, or related to, the Credit, (D) to compel or restrain the taking of any action by Applicant under this Agreement, or (E) to obtain any other similar relief, including, without limitation, by way of interpleader, declaratory judgment, attachment, or otherwise, and regardless of who the prevailing party is in any such action or proceeding; (xi) any bank advising or confirming a Credit or any other nominated person with respect to a Credit seeking to be reimbursed or indemnified or compensated, (xii) any third party seeking to enforce the rights of an Applicant, Beneficiary, nominated person, transferee, assignee of letter of credit proceeds, or holder of an instrument or document; (xiii) any act or omission, whether rightful or wrongful, of any present or future government or governmental authority with respect to any L/C Document or Document or Property received under this Agreement or any Credit); (xiv) the protection, exercise or enforcement of Wells Fargo’s rights and remedies under or in connection with any L/C Document or any Loan Document; (xv) any court decrees or orders, including, without limitation, temporary or permanent restraining orders, preliminary or permanent injunctions, or any other pretrial or permanent injunctive or similar relief, restraining, prohibiting or enjoining or seeking to restrain, prohibit or enjoin Wells Fargo, any of its correspondents or any advising, confirming, negotiating, paying or other bank from paying or negotiating any Demand or honoring any other obligation under or in connection with any Credit; (xvi) any Credit being governed by laws or rules other than the UCP or ISP in effect on the date such Credit is issued; or (xvii) any other cause beyond Wells Fargo’s control.  If and to the extent the obligations of Applicant under this Section are unenforceable for any reason, Applicant agrees to make the maximum contribution to the payment of such obligation that is permissible under applicable law.  The indemnity provided in this Section will survive the termination of this Agreement and the expiration or cancellation of any or all the Credits.  Without limiting any provision of this Agreement, it is the express intention of the parties to this Agreement that the indemnity contained in this Section shall apply to each person or entity to be indemnified without regard to the sole or contributory negligence of such person or entity.

SECTION 12.  LIMITATION OF LIABILITY.  Except as specifically provided in the next sentence and notwithstanding any provision of this Agreement other than the next sentence, neither Wells Fargo nor any of its agents or correspondents will have any liability to Applicant for any action, neglect or omission under or in connection with any L/C Document, Loan Document or Credit, including, without limitation, the issuance or any amendment of any Credit, the failure to issue or amend any Credit, or the honoring or dishonoring of any Demand under any Credit, and such action or neglect or omission will bind Applicant.  Wells Fargo’s complete exculpation from liability in the preceding sentence will not apply to the extent any action, neglect or omission referred to in the preceding sentence is caused directly by, or arises directly from, Wells Fargo’s lack of good faith, gross negligence, willful misconduct, or failure to comply with the Honor/Dishonor Standard; provided, however, that in such circumstances Wells Fargo’s liability to Applicant shall be limited to the aggregate amount reimbursed or paid by Applicant to Wells Fargo with respect to the Credit or Credits directly affected by such action, neglect or omission.  Notwithstanding any other provision of this Agreement or any other L/C Document, in no event shall Wells Fargo or its directors be liable or responsible for any special, consequential, or indirect damages, including, without limitation, lost profits, arising out of or in connection with the issuance of any Credit or any action taken or not taken by Wells Fargo in connection with any L/C Document, any Loan Document, or any Document or Property referred to in or related to any Credit.  Notwithstanding any other provision of this Agreement or any other L/C Document, in no event shall Wells Fargo or its directors be liable or responsible for any of the following, regardless of whether any claim relating to the following is based on contract or tort, except to the extent the actions, omissions, events or circumstances referenced in any of the following occur or arise as a direct result of Wells Fargo’s lack of good faith, gross negligence, willful misconduct, or failure to comply with the Honor/Dishonor Standard:  (a) the honoring of any Demand in accordance with any order or directive of any court or government or regulatory body or entity requiring such honor despite any temporary restraining order, restraining order, preliminary injunction, permanent injunction or any type of pretrial or permanent injunctive relief or any similar relief, however named, restraining, prohibiting or enjoining such honor; (b) the dishonoring of any Demand in accordance with any legal or other restriction in force at the time and in the place of presentment or payment; (c) any action or inaction taken or suffered by Wells Fargo or its correspondents under or in connection with any Credit or Collateral or any presentation under any Credit, if such action or inaction is required or permitted under any applicable domestic or foreign law or letter of credit practice or rules, including, without limitation, the laws or practices or rules that may be applicable, depending upon the terms of the Credit and where and when the Credit is issued, including, without limitation, the Uniform Commercial Code (the “UCC”), the UCP, the ISP, the Uniform Rules For Demand Guarantees (the “URDG”), published rules of practice, applicable standard practices of banks that regularly issue letters of credit, and published statements or interpretations on matters of standard bank practice; (d) verifying the existence or reasonableness of any act or condition referenced, or any statement made, in connection with any drawing or presentment under any Credit; (e) the use which may be made of any Credit; (f) the validity of any purported transfer of any Credit or the identity of any purported transferee of any Beneficiary; (g) any acts or omissions of, or the insolvency of, any Beneficiary, any nominated person, any user of any Credit, or any other person; (h) the form, validity, sufficiency, correctness, genuineness or legal effect of any Demand or any Document, or of any signatures or endorsements on any Demand or Document, even if any Demand or any Document should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (i) the failure of any Demand or Document to bear any reference or adequate reference to the Credit to which it relates; (j) the failure of any Document to accompany any Demand; (k) the failure of any person or entity to note the amount of any Demand on the Credit to which it relates or on any Document; (l) the failure of any person or entity to surrender or take up any Credit; (m) the failure of any Beneficiary to comply with the terms of any Credit or to meet the obligations of such Beneficiary to Applicant; (n) the failure of any person or entity to send or forward Documents if and as required by the terms of any Credit; (o) any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence by mail, electronic means, or any other means, whether or not they are in cipher; (p) any notice of nonrenewal of a Credit sent by Wells Fargo not being received on time or at any time by the Beneficiary of such Credit; (q) any inaccuracies in the translation of any messages, directions or correspondence; (r) any Beneficiary's use of the proceeds of any Demand; (s) any Beneficiary's failure to repay to Wells Fargo or Applicant the proceeds of any Demand if the terms of any Credit require such repayment; or (t) any act, error, neglect, default, negligence, gross negligence, omission, willful misconduct, lack of good faith, insolvency or failure in business of any of Wells Fargo’s agents or correspondents or of any advising, confirming, negotiating, paying or other bank.  Except to the extent caused by, or arising from, Wells Fargo’s lack of good faith, gross negligence, willful misconduct, or failure to comply with the Honor/Dishonor Standard, the occurrence of any one or more of the contingencies referred to in the preceding sentence shall not affect, impair or prevent the vesting of Wells Fargo’s rights or powers under this Agreement or any Loan Document.  The provisions of this Section will survive the termination of this Agreement and any Loan Documents and the expiration or cancellation of any or all the Credits.

SECTION 13.  EVENTS OF DEFAULT.  Each of the following shall constitute an Event of Default under this Agreement: (a) Applicant's or any Guarantor's failure to pay any principal, interest, fee or other amount when due under or in connection with any L/C Document or any Loan Document; (b) Applicant's failure to deliver to Wells Fargo Property of a value and character satisfactory to Wells Fargo at any time Wells Fargo has demanded security from Applicant pursuant to the provisions of this Agreement; (c) the occurrence and continuance of any default or defined event of default under any Loan Document or any other agreement, document or instrument signed or made by Applicant or any Guarantor in Wells Fargo’s favor; (d) Applicant's or any Guarantor's failure to perform or observe any term, covenant or agreement contained in this Agreement or any Loan Document (other than those referred to in subsections (a), (b) and (c) of this Section), or the breach of any other obligation owed by Applicant or any Guarantor to Wells Fargo, and any such failure or breach shall be impossible to remedy or shall remain unremedied for thirty (30) calendar days after such failure or breach occurs; (e) any representation, warranty, certification or statement made or furnished by Applicant or any Guarantor under or in connection with any L/C Document, any Loan Document or any Collateral, or as an inducement to Wells Fargo to enter into any L/C Document or Loan Document or to accept any Collateral, shall be materially false, incorrect or incomplete when made; (f) any material provision of this Agreement or any Loan Document shall at any time for any reason cease to be valid and binding on Applicant or any Guarantor or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Applicant, any Guarantor or any government agency or authority, or Applicant or any Guarantor shall deny that it has any or further liability or obligation under this Agreement or any Loan Document; (g) Applicant's or any Guarantor's failure to pay or perform when due any indebtedness or other obligation Applicant or such Guarantor has to any person or entity other than Wells Fargo if such failure gives the payee of such indebtedness or the beneficiary of the performance of such obligation the right to accelerate the time of payment of such indebtedness or the performance of such obligation; (h) any guarantee of, or any security covering, any of Applicant's indebtedness to Wells Fargo arising under or in connection with any L/C Document or any Loan Document fails to be in full force and effect at any time; (i) any “Change of Control” (as defined in the Credit Agreement); (j) any act, event or circumstance which leads Wells Fargo on commercially reasonable grounds to deem itself insecure about Applicant’s or any Guarantor’s ability or willingness to meet its payment and other Obligations under this Agreement, any other L/C Document, or any Loan Document; (k) [Reserved]; (l) Applicant or any Guarantor fails to withhold, collect or pay any tax when assessed on it or due from it; provided, however, that no Event of Default shall exist while the validity or total amount of the tax is being contested by Applicant in good faith by appropriate and lawful proceedings diligently conducted; (m) Applicant or any Guarantor suspends the transaction of its usual business or is expelled or suspended from any exchange; (n) Applicant or any Guarantor dies or is incapacitated; (o) Applicant or any Guarantor dissolves or liquidates; (p) Applicant or any Guarantor is not generally paying its debts as they become due; (q) Applicant or any Guarantor becomes insolvent, however such insolvency may be evidenced; (r) Applicant or any Guarantor makes any general assignment for the benefit of creditors; (s) a petition is filed by or against Applicant or any Guarantor seeking Applicant's or such Guarantor's liquidation or reorganization under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or a similar action is brought by or against Applicant or any Guarantor under any federal, state or foreign law; (t) a proceeding is instituted by or against Applicant or any Guarantor for any relief under any bankruptcy, insolvency or other law relating to the relief of debtors, reorganization, readjustment or extension of indebtedness or composition with creditors; (u) a custodian or a receiver is appointed for, or a writ or order of attachment, restraint, execution, garnishment or other legal process is issued, levied or made against, any Collateral or any of Applicant's or any Guarantor's Property or assets; (v) an application is made by any of Applicant's or any Guarantor's judgment creditors for an order directing Wells Fargo to pay over money or to deliver other of Applicant's or such Guarantor's Property; or (w) any government authority or any court takes possession of any substantial part of Applicant's or any Guarantor's Property or assets or assumes control over Applicant's or any Guarantor's affairs.

SECTION 14.  REMEDIES.  Upon the occurrence and continuance of any Event of Default all amounts paid by Wells Fargo on any Demand which have not previously been repaid to Wells Fargo, together with all interest on such amounts, and the Unpaid and Undrawn Balance, if any, shall automatically be owing by Applicant to Wells Fargo and shall be due and payable by Applicant on demand without presentment or any other notice of any kind, including, without limitation, notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate, or notice of acceleration, all of which are expressly waived by Applicant.  Upon payment of the Unpaid and Undrawn Balance to Wells Fargo Applicant shall have no further legal or equitable interest therein, and Wells Fargo will not be required to segregate on its books or records the Unpaid and Undrawn Balance paid by Applicant.  After Wells Fargo receives the Unpaid and Undrawn Balance, Wells Fargo agrees to pay to Applicant, upon termination of all of Wells Fargo’s liability under each Credit and Demand, a sum equal to the amount which has not been drawn under the Credit less all amounts due and owing to Wells Fargo from Applicant under or in connection with the L/C Documents and the Loan Documents.  Further, upon the occurrence and continuance of any Event of Default, Wells Fargo may sell immediately, without demand for payment, advertisement or notice to Applicant, all of which are hereby expressly waived to the fullest extent allowed by law, any and all Collateral, received or to be received by Wells Fargo, at private sale or public auction or at brokers' board or upon any exchange or otherwise, at Wells Fargo’s option, in such parcel or parcels, at such times and places, for such prices and upon such terms and conditions as Wells Fargo may deem proper.  If applicable law requires written notice to Applicant of any public auction or private sale of any Collateral, such notice mailed or delivered to Applicant at Applicant’s address specified at the end of this Agreement at least five (5) Business Days prior to the date of any such public auction or prior to the date after which any private sale is to occur shall be deemed reasonable, adequate notice. Wells Fargo may apply the net proceeds of each such sale, together with any sums due from Wells Fargo to Applicant, to the payment of any and all the Obligations, all without prejudice to Wells Fargo’s rights against Applicant with respect to any and all such Obligations which may be or remain unpaid.  If any such sale be at brokers' board or at public auction or upon any exchange, Wells Fargo may itself be a purchaser at such sale free from any right of redemption, which Applicant hereby expressly waive and release.  Applicant agrees to pay on demand all Wells Fargo’s costs and expenses (including, without limitation, commercially reasonable attorneys’ fees and legal expenses incurred or paid by Wells Fargo prior to or after a bankruptcy filing) related to the custody, preservation or sale of, or the collection from, or realization upon, any of the Collateral in connection with the collection of the Obligations or the enforcement of Wells Fargo’s rights against the Collateral.  In the event of Wells Fargo’s sale of, or collection from, the Collateral, Wells Fargo may in its discretion hold the proceeds of such sale or collection as Collateral or apply the proceeds as Wells Fargo deem appropriate in Wells Fargo’s sole discretion to the reimbursement of Wells Fargo’s costs and expenses incurred in connection with such sale or collection or to the payment of some or all of the Obligations, whether or not the Obligations are then due.  All Wells Fargo’s rights and remedies existing under this Agreement, the other L/C Documents, and the Loan Documents are in addition to, and not exclusive of, any rights or remedies otherwise available to Wells Fargo under applicable law.  In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon the occurrence and continuance of any Event of Default, Applicant hereby authorizes Wells Fargo at any time or from time to time, without notice to Applicant or to any other person or entity (any such notice being hereby expressly waived by Applicant) and to the extent permitted by law, to appropriate and to apply any and all Applicant's deposits (general or special, including, without limitation, indebtedness evidenced by certificates of deposit) with Wells Fargo or with any of Wells Fargo’s branches or affiliates, whether such deposits have matured or have not matured, and any other indebtedness at any time held or owing by Wells Fargo to or for Applicant's credit or its account, against and on account of the Obligations, irrespective of whether or not Wells Fargo shall have made any demand for payment of any or all such Obligations or declared any or all such Obligations to be due and payable, and although any or all such Obligations shall be contingent or shall not have matured.

SECTION 15.  BANKRUPTCY AND FORFEITURE REINSTATEMENT.  If any consideration transferred to Wells Fargo in payment of, or as collateral for, or in satisfaction of, the Obligations shall be voided in whole or in part as a result of (A) a subsequent bankruptcy or insolvency proceeding, (B) any forfeiture or in rem seizure action or remedy, (C) any fraudulent transfer or preference action or remedy, or (D) any other criminal or equitable proceeding or remedy, then Wells Fargo may at its option recover the Obligations or the consideration so voided from Applicant.  In such event Wells Fargo’s claim to recover the voided consideration shall be a new and independent claim arising under this Agreement, and shall be due and payable immediately by Applicant.

SECTION 16.  GENERAL WAIVERS.  No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Wells Fargo under any L/C Document or any Loan Document shall impair Wells Fargo’s rights or powers under this Agreement or any Application.  Wells Fargo shall not be deemed to have waived any of its rights under this Agreement or any Application unless such waiver is in writing signed by Wells Fargo’s authorized representative.  No such waiver, unless expressly provided therein, shall be effective as to any transactions which occur subsequent to the date of such waiver or as to the continuance of any Event of Default after such waiver.

SECTION 17.  AMENDMENTS AND MODIFICATIONS TO THIS AGREEMENT AND THE CREDITS.  No amendment or modification of this Agreement shall be effective unless it is in writing signed by Applicant's and Wells Fargo’s authorized representative(s).  At Applicant's verbal or written request, or with Applicant's verbal or written consent, and without extinguishing or otherwise affecting Applicant's obligations under this Agreement or any Loan Document, Wells Fargo may with respect to any Credit, in writing or by any other action, but Wells Fargo will not be obligated to, (a) increase the amount of such Credit, (b) extend the time for, and amend or modify the terms and conditions governing, the making and honoring of any Demand or Document or any other terms and conditions of such Credit, or (c) waive the failure of any Demand or Document to comply with the terms of such Credit, and any Collateral pledged or granted to Wells Fargo in connection with such Credit will secure Applicant's obligations to Wells Fargo with respect to such Credit as amended, modified or waived.  No amendment to, or modification of, the terms of any Credit will become effective if the Beneficiary of such Credit or any confirming bank objects to such amendment or modification.  If any Credit is amended or modified in accordance with this Section, Applicant shall be bound by, and obligated under, the provisions of this Agreement with respect to such Credit as so amended or modified, and any action taken by Wells Fargo or any advising, confirming, negotiating, paying or other bank in accordance with such amendment or modification.

SECTION 18.   SUCCESSORS AND ASSIGNS.  The terms and conditions of this Agreement and each Application shall bind Applicant's heirs, executors, administrators, successors and assigns, and all rights, benefits and privileges conferred on Wells Fargo under or in connection with each L/C Document and each Loan Document shall be and hereby are extended to, conferred upon and may be enforced by Wells Fargo’s successors and assigns.  Wells Fargo may assign this Agreement and its rights to reimbursement with respect to any Credit without Applicant’s consent.  Applicant will not assign this Agreement or Applicant's obligations or liabilities to Wells Fargo under or in connection with any L/C Document or Loan Document to any person or entity without Wells Fargo’s prior written approval.

SECTION 19.  GOVERNING LAW.  This Agreement and each Application, and Applicant's and Wells Fargo’s performance under this Agreement and each Application, shall be governed by and be construed in accordance with the laws of the Jurisdiction, without regard to conflicts of law principles, except to the extent that such laws are inconsistent with the UCP or the ISP, as applicable.  In the event that any provision of the UCP or ISP, as applicable, is or is construed to vary from or be in conflict with any provision of any applicable law of the Jurisdiction or the federal law of the United States, the UCP or the ISP, as applicable, shall, to the extent permitted by such applicable law, govern or be read to explain the applicable law. Unless Wells Fargo otherwise specifically agrees in writing, each Credit, the opening of each Credit, the performance by Wells Fargo under each Credit, and the performance by the Beneficiary and any advising, confirming, negotiating, paying or other bank under each Credit, shall be governed by and be construed in accordance with the UCP or the ISP in force on the date of the issuance of each Credit.  In the absence of proof to the contrary, if the UCP governs a Credit the UCP shall serve, and if the ISP governs a Credit the ISP shall serve, as evidence of the standard bank letter of credit practice with respect to such Credit.

SECTION 20.  JURISDICTION AND SERVICE OF PROCESS.  In any suit, action or proceeding involving, directly or indirectly, any matter arising out of or related to this Agreement or any of the other L/C Documents or the relationship between Wells Fargo and Applicant established under this Agreement, Applicant irrevocably submits to the nonexclusive jurisdiction of any state or federal court located in Los Angeles County in the Jurisdiction, agrees not to raise any object to the Jurisdiction or the laying or maintaining of the venue of any such suit, action or proceeding in the Jurisdiction, and waives any other preferential jurisdiction by reason of domicile.  This waiver is a material inducement for Wells Fargo to issue each Credit.  Applicant agrees to accept joinder in any suit, action or proceeding brought in any court or jurisdiction against Wells Fargo by any Beneficiary, any advising, confirming, negotiating, paying or other bank or any other person or entity with respect to any Credit or any Demand.  Applicant irrevocably waives any objection, including, without limitation, any objection of the laying of venue or any objection based on the grounds of forum non conveniens, which Applicant may now or hereafter have to the bringing of any such suit, action or proceeding or joinder.  Applicant further waives any right to transfer or change the venue of any suit, action or proceeding brought against Applicant by Wells Fargo under or in connection with this Agreement or any other L/C Document.  Applicant irrevocably consents to the service of process in any action or proceeding in any court by the mailing of copies thereof by registered or certified mail, postage prepaid, to Applicant at its address specified next to its signature on this Agreement or at such other address as Applicant shall have notified to Wells Fargo in writing, such service to be effective ten (10) days after such mailing.  To the extent permitted by applicable law, Wells Fargo and Applicant knowingly and voluntarily waive all rights to trial by jury with respect to any litigation based on, arising out of, or relating to this Agreement, to any of the other L/C Documents, or to any course of conduct, course of dealing, statements (oral or written), or actions of Wells Fargo or Applicant with respect thereto.

SECTION 21.  GOVERNING LAW AND DISPUTES RESOLVED AS PROVIDED IN THE LOAN DOCUMENTS.  Notwithstanding any provision to the contrary in this Agreement, if all the Credits governed by this Agreement are issued under or pursuant to any Loan Document that is a credit agreement or loan agreement, (a) all disputes arising between Applicant and Wells Fargo under or in connection with any L/C Document will be resolved as provided in such Loan Document, unless any such dispute is brought by, or involves, the Beneficiary of such Credit, or any advising, confirming, negotiating, paying, or other bank, or any other person or entity other than Applicant, and results in legal action different from the form of action provided in such Loan Document, (b) the state law governing such Loan Document will also govern this Agreement and each Application, and (c) such state law as well as federal law in the United States shall govern Applicant’s and Wells Fargo’s performance under this Agreement and each Application; provided, however, that such state law and federal law will not be applicable (to the extent permitted by such laws) to Wells Fargo’s performance under this Agreement in connection with a specific Credit to the extent any provision of whichever of the UCP or the ISP governs such Credit conflicts with (or is construed to conflict with) a provision of such state law or federal law.  If pursuant to this Section Texas law governs this Agreement, the special Texas provisions at the end of this Agreement will apply.

SECTION 22.  MULTIPLE APPLICANTS; REQUESTING PARTIES; AND WAIVERS.  If this Agreement is signed by more than one person and/or entity as an Applicant, (a) each such person and/or entity hereby represents and warrants that by signing this Agreement and each Application it intends to apply for joint credit and acknowledges Wells Fargo’s reliance on the income of all such persons and/or entities to repay the Obligations, and (b) this Agreement and the Applications of each such person and/or entity shall be the joint and several agreement of all such persons and/or entities and all references to "Applicant" or "Applicant's" in this Agreement and the Applications shall refer to all such persons and/or entities jointly and severally.  If Applicant requests that a Credit include the name of a Requesting Party, the inclusion of such name will be in Wells Fargo’s sole, but commercially reasonable, discretion.  If the name of a Requesting Party is included in a Credit, (i) Applicant represents and warrants to Wells Fargo that such Requesting Party has agreed that its name may be used in the Credit and that Applicant will have the exclusive right to issue all instructions on matters relating to this Agreement and the other L/C Documents, (ii) Applicant agrees that it will communicate directly with any Requesting Party named in a Credit regarding such Requesting Party’s name appearing in the Credit and about developments in connection with the Credit, and that Wells Fargo will have no obligation to communicate with such Requesting Party about the Credit or anything connected with the Credit, and (iii) Applicant agrees that the Obligations will be obligations of Applicant, and not such Requesting Party, to Wells Fargo.  Applicant confirms that its obligations in connection with each Credit and its obligations under this Agreement will in all circumstances be direct primary obligations of Applicant to Wells Fargo.  Whether this Agreement is signed by one Applicant or more than one Applicant or whether any Credit names a Requesting Party, Wells Fargo shall have no obligation to disclose to any Applicant or any Requesting Party any information or material which Wells Fargo acquires in any manner about any Applicant, any Requesting Party, or any other person or entity.  Each Applicant waives any right to require Wells Fargo to proceed against any other Applicant, or any Requesting Party, or any other person or entity, or marshal assets or proceed against or exhaust any security held from any other Applicant, any Requesting Party, or any other person or entity.  Each Applicant agrees that it will be irrevocably bound by the actions or omissions of each other Applicant, and waives any defense to its liability in connection with any Credit or this Agreement based upon or arising by reason of (a) any defense of any other Applicant or any other person or entity; (b) the absence or cessation or limitation from any cause whatsoever, other than payment in full of such Applicant’s obligations under this Agreement, of the liability of any other Applicant or of any other person or entity, including, without limitation, any Requesting Party, in connection with any Credit or this Agreement; (c) any act or omission by Wells Fargo which directly or indirectly results in or aids the release or discharge of any other Applicant or any other person or entity by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies Wells Fargo may have against any other Applicant or any Requesting Party or any other person or entity, including, without limitation, the release by Wells Fargo of any Guarantor or other person or entity obligated in connection with any Credit or this Agreement; (d) the release of any security for any indebtedness owed to Wells Fargo in connection with any Credit or this Agreement; (e) the application of payments received by Wells Fargo from any other Applicant or any Requesting Party or any other person or entity, whether or not such other person or entity is obligated to Wells Fargo in connection with any Credit or this Agreement, to indebtedness of such other Applicant or Requesting Party or other person or entity to Wells Fargo, other than indebtedness in connection with any Credit or this Agreement, and (f) any modification of the obligations or liabilities of any other Applicant or any Requesting Party or any other person or entity in connection with any Credit or this Agreement.  Each Applicant waives all rights and defenses it may have arising out of (A) any election of remedies by Wells Fargo, even though that election of remedies destroys such Applicant’s rights of subrogation or its rights to proceed against any other Applicant or any Requesting Party or any other person or entity for reimbursement, or (B) any loss of rights such Applicant may suffer by reason of any rights, powers or remedies of any other Applicant or any Requesting Party or other person or entity in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any such other Applicant's or Requesting Party’s or other person’s or entity’s indebtedness in connection with any Credit or this Agreement, whether by operation of law or otherwise.  Until all indebtedness of each Applicant to Wells Fargo arising under or in connection with this Agreement or any Credit shall have been paid in full, each Applicant waives any right of subrogation and any right to enforce any remedy which Wells Fargo now has or may hereafter have against any other Applicant or any Requesting Party or any other person or entity, and waives any benefit of, or any right to participate in, any security now or hereafter held by Wells Fargo.  If any waiver in this Agreement is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

SECTION 23.  SAVINGS CLAUSE; SEVERABILITY.  Whenever possible, each provision of this Agreement shall be interpreted in a manner which would make it effective and valid under applicable law, but if any provision of this Agreement is prohibited or unenforceable or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or unenforceability or invalidity, but the remainder of such provision, and all the remaining provisions of this Agreement, shall remain enforceable and valid.

SECTION 24.  NOTICES.  Any notice to Applicant, if mailed, shall be deemed given when mailed, postage paid, addressed to Applicant at the address for Applicant at the end of this Agreement or at such other address as is furnished by Applicant to Wells Fargo from time to time.  This Section shall not be deemed to be an exclusive list of each means of notice from Wells Fargo to Applicant or Applicant to Wells Fargo.

SECTION 25.  TERMINATION OF AGREEMENT.  This Agreement will continue in full force and effect until the expiration or cancellation of each Credit and until all the outstanding Obligations have been satisfied in a manner satisfactory to Wells Fargo, and Applicant or Wells Fargo requests termination in writing.

SECTION 26.  HEADINGS.  The headings used in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

SECTION 27.  COMPLETE AGREEMENT; PRIOR REIMBURSEMENT AGREEMENTS SUPERSEDED.  This Agreement will replace any other standby letter of credit agreement or other similar document functioning as a standby letter of credit reimbursement agreement that Applicant has signed in Wells Fargo’s favor prior to the date of this Agreement, and all standby letters of credit outstanding on the date of this Agreement that were issued by Wells Fargo for the account of the Applicant prior to the date of this Agreement will be deemed issued under and in connection with, and will be governed by, this Agreement unless a Loan Document related to any such standby letter of credit provides otherwise.  Except as specifically provided in this Agreement, no statements or representations not contained in this Agreement shall have any force or effect on this Agreement.

SECTION 27.1.  EXISTING AGREEMENT.  The Existing Agreement is hereby terminated and of no further force or effect, and all security and collateral agreements ancillary thereto are also terminated and of no further force or effect.  Promptly after execution of this Agreement, Wells Fargo will release any collateral and terminate any security liens it may have pursuant to the Existing Agreement.

UNLESS ANY CREDIT GOVERNED BY THIS AGREEMENT IS ISSUED UNDER OR PURSUANT TO A LOAN DOCUMENT WHICH DOES NOT HAVE TEXAS GOVERNING LAW, IF THE APPLICANT’S ADDRESS BELOW IS IN TEXAS, OR IF THE APPLICANT’S HEADQUARTERS OR PRINCIPAL PLACE OF BUSINESS IS IN TEXAS, THE FOLLOWING ADDITIONAL PROVISIONS WILL APPLY

Section Texas 1.  GOVERNING LAW.  This Agreement and each Application, and Applicant's and Wells Fargo’s performance under this Agreement and each Application, shall be governed by and be construed in accordance with the laws of the State of Texas.

Section Texas 2.  JURISDICTION AND SERVICE OF PROCESS.  Any suit, action or proceeding against Applicant under or with respect to any L/C Document may, at Wells Fargo’s sole option, be brought in (a) the courts of the State of Texas, (b) the United States District Courts in Texas, (c) the courts of Applicant's jurisdiction of incorporation or principal office, or (d) the courts of the jurisdiction where any Beneficiary, any advising, confirming, negotiating, paying or other bank, or any other person or entity has brought any suit, action or proceeding against Wells Fargo with respect to any Credit or any Demand, and Applicant hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment and waives any other preferential jurisdiction by reason of domicile.  The remaining provisions of Section 20 of this Agreement will apply.

Section Texas 3.  CERTAIN TRI-PARTY ACCOUNTS.  Applicant and Wells Fargo agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) shall not apply to any revolving loan accounts created under, or maintained in connection with, this Agreement, any other L/C Document, or any Loan Document.

Section Texas 4.  BUSINESS PURPOSE.  Applicant represents and warrants that all its obligations and liabilities evidenced by the L/C Documents and the Loan Documents are for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household purpose.

Section Texas 5.  COMPLIANCE WITH USURY LAWS.  It is Applicant's and Wells Fargo’s intention to comply strictly with applicable usury laws.  Accordingly, notwithstanding any provision to the contrary in any L/C Document or in any Loan Document, in no event shall any L/C Document or any Loan Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the Maximum Rate permitted by such laws, as the same may be amended or modified from time to time.  If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any L/C Document or any Loan Document or in any communication by Wells Fargo or any other person or entity to Applicant or to any other person or entity, or in the event that all or part of the principal or interest owing to Wells Fargo under any L/C Document or any Loan Document shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under any L/C Document or any Loan Document exceeds the Maximum Rate, then in such event it is agreed that (i) the provisions of this Section shall govern and control, (ii) neither Applicant nor any other person or entity now or hereafter liable for the payments under any L/C Document or any Loan Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate, (iii) any such excess interest which is or has been received by Wells Fargo, notwithstanding this Section, shall be credited against the then unpaid principal balance owing under any L/C Document or any Loan Document, or if all amounts outstanding under any L/C Document or any Loan Document have been or would be paid in full by such credit, refunded to Applicant, and (iv) the provisions of the L/C Documents and the Loan Documents, and any other communication by Wells Fargo or any other person or entity to Applicant shall immediately be deemed reformed and such excess interest reduced to the Maximum Rate without the necessity of executing any other document.  The right to accelerate the maturity of any amounts due under any L/C Document or any Loan Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any L/C Document or any Loan Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading, during the period of the full term of such L/C Document or such Loan Document, including, without limitation, all prior and subsequent renewals and extensions of such L/C Document or such Loan Document, all interest at any time contracted for, charged, taken, reserved or received by Wells Fargo.  The terms of this Section shall be deemed to be incorporated into each L/C Document and each Loan Document.  To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Wells Fargo hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Wells Fargo’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

Section Texas 6.  ALL THE L/C DOCUMENTS AND THE LOAN DOCUMENTS CONSTITUTE A WRITTEN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE L/C DOCUMENTS OR THE LOAN DOCUMENTS OR THE INDEBTEDNESS EVIDENCED BY THE L/C DOCUMENTS OR THE LOAN DOCUMENTS.

IF THE APPLICANT’S ADDRESS BELOW IS IN OREGON OR IF ITS HEADQUARTERS OR PRINCIPAL PLACE OF BUSINESS IS IN OREGON, THE FOLLOWING ADDITIONAL PROVISIONS WILL APPLY

Section Oregon 1.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A LENDER AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

IF THE APPLICANT’S ADDRESS BELOW IS IN WASHINGTON OR IF ITS HEADQUARTERS OR PRINCIPAL PLACE OF BUSINESS IS IN WASHINGTON, THE FOLLOWING ADDITIONAL PROVISIONS WILL APPLY

Section Washington 1.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IF THE APPLICANT’S ADDRESS BELOW IS IN NEBRASKA OR IF ITS HEADQUARTERS OR PRINCIPAL PLACE OF BUSINESS IS IN NEBRASKA, THE FOLLOWING ADDITIONAL PROVISIONS WILL APPLY

Section Nebraska 1.  ENFORCEABILITY OF WRITTEN TERMS ONLY.  A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW.  TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IF THE APPLICANT’S ADDRESS BELOW IS IN IOWA OR IF ITS HEADQUARTERS OR PRINCIPAL PLACE OF BUSINESS IS IN IOWA, THE FOLLOWING ADDITIONAL PROVISIONS WILL APPLY

Section Iowa 1.  IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  WELLS FARGO MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Section Iowa 2.  By signing this Agreement, Applicant acknowledges receipt of a copy of this Agreement.

This Agreement is signed by Applicant's duly authorized representative or representatives on the date specified below.

[APPLICANT'S NAME]	[APPLICANT'S NAME]
By:	By:
Title:	Title:

[ADDRESS]	[ADDRESS]
DATE:	DATE:

Schedule 1-A

Existing Letters of Credit

Wells Fargo NZS674667 - $2,700,000

Wells Fargo NZS674668 - $244,000

Wells Fargo NZS674669 - $1,125,000

Wells Fargo NZS674670 - $4,050,368.94

Schedule 1-B

Permitted Liens

None

Schedule 3.4

Litigation

None

Schedule 3.11

Environmental Matters

None

Schedule 3.12

Subsidiaries

Arden-Mayfair, Inc.

Mayfair Realty, Inc.

Gelson’s Markets

AMG Holdings, Inc.

5850 Franklin Properties, LLC

Mayfair Markets (Inactive)

Schedule 3.17

Labor Relations

Collective Bargaining Agreements

(1)	Collective Bargaining Agreement dated 10/4/2006, as between International Association of Machinists and Aerospace Workers AFL-AIO (IAM) Local Lodge 1186 and Gelson’s Markets

(2)
Collective Bargaining Agreement dated 3/5/2007, as between United Food & Commercial Workers International Union (UFCW) Locals 135/324/770/1167/1428/1442 and Gelson’s Markets and Memorandum of Agreement dated 10/11/2011, as between UFCW Locals 324/770/1167/1442 and Gelson’s Markets

(3)
Collective Bargaining Agreement dated 9/20/2010, as between Teamsters Union Local No. 630 and Gelson’s Markets/Arden Group, Inc. (Four separate agreements as follows:  Arden Mayfair, Inc. Food Industry Office Agreement, Gelson’s Markets Food Industry Office Agreement, Gelson’s Markets Wholesale Delivery Driver Agreement and Gelson’s Produce Drivers and Warehousemen’s Agreement)

(4)	Collective Bargaining Agreement dated 1/26/2009, as between Service Employees International Union (SEIU) Local 1877 and Gelson’s Markets

(5)	Collective Bargaining Agreement dated 5/15/2010, as between Bakery, Confectionary, Tobacco Workers and Grain Millers International Union (Bakers) Local 31 and Gelson’s Markets

Union Representation

(1)	Bakers Local 31

(2)	IAM Local 1186

(3)	UFCW Local 324/770/1167/1442

(4)	SEIU Local 1877

(5)	Teamsters Local 630